AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON September 14, 2000


                                       REGISTRATION STATEMENT NO. 333-94711

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------


                                 AMENDMENT NO. 3


                                       TO

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                        ICY SPLASH FOOD & BEVERAGE, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)


NEW YORK                          2086                    11-3329510
(STATE OR JURISDICTION OF        (PRIMARY STANDARD        (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   IDENTIFICATION NUMBER)   IDENTIFICATION NUMBER)


                                   ----------

                          9-15 166TH STREET, SUITE 5-B
                           WHITESTONE, NEW YORK 11357
                                 (718) 746-3585
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)


                                  JOSEPH ASLAN
                          9-15 166TH STREET, SUITE 5-B
                           WHITESTONE, NEW YORK 11357
                                 (718) 746-3585
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   ----------

                                   COPIES TO:

                              MICHAEL BECKMAN, ESQ.
                            LAURENCE D. PAREDES, ESQ.
                         BECKMAN, MILLMAN & SANDERS, LLP
                           116 JOHN STREET, SUITE 1313
                            NEW YORK, NEW YORK 10038
                                 (212) 406-4700

                                   ----------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


======================================================================================================
Title of Each Class of         Amount to        Proposed         Proposed Maximum         Amount of
Securities to be Registered        be       Maximum Offering    Aggregate Offering    Registration Fee
                               Registered   Price Per Unit(1)        Price(1)
------------------------------------------------------------------------------------------------------

Common Stock, $0.001            950,000           $1.00              $950,000              $250.80
par value, issuable upon
the exercise of Common
Stock Purchase Warrants
------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended. The Common Stock aggregate offering price is based on the warrant exercise price of $1.00 per share.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any State.



                 SUBJECT TO COMPLETION, DATED September 12, 2000


PRELIMINARY PROSPECTUS

                                 950,000 Shares

                        ICY SPLASH FOOD & BEVERAGE, INC.

                                  Common Stock

                                   ----------

     This is an offering of shares of common stock of Icy Splash Food & Beverage, Inc., a New York corporation (hereinafter "the Company;" "Icy Splash;" "we;" "us;" and "our" will each refer to Icy Splash Food & Beverage, Inc.). Certain stockholders of the Company (the "Selling Security Holders") are offering to sell 950,000 shares of common stock issuable upon the exercise of Common Stock Purchase Warrants (the "Resale Share") which we issued in connection with a private placement during the period from March 1998 to October 1998.

     The Resale Shares are being offered for sale from time to time by the Selling Security Holders at the prevailing market price or in negotiated transactions, directly by the Selling Security Holders or through underwriters, dealers or agents.

     There is currently no public market for the common stock. We intend to list the common stock on the OTC - Bulletin Board under the proposed symbol "____", although no assurance can be made.

     THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

                                   ----------

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES
         OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                             REPRESENTATIONS MADE TO
                       THE CONTRARY IS A CRIMINAL OFFENSE

                                   ----------

             THE DATE OF THIS PROSPECTUS IS __________________, 2000

                               PROSPECTUS SUMMARY

     This summary highlights selected information from elsewhere in this prospectus. It is not complete and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and financial statements and the related notes to those statements included in this prospectus.

                                   THE COMPANY

     Icy Splash is a producer and distributor of Icy Splash soft drinks, an innovative and refreshing line of carbonated beverages. We market and distribute two lines of soft drinks: (1) Icy Splash Clear, a naturally fruit-flavored, clear, carbonated soda; and (2) Icy Splash - Second Generation, a colored, fruit-flavored and cola, carbonated soda. The product line is offered to supermarket chains, grocery stores and convenience stores primarily in the New York, New Jersey and Connecticut area.

     Production and distribution of our products is entirely outsourced. Independent contractors produce components for production to exact specifications and ship them to an independent co-packer bottling facility. The components include prelabeled bottles, caps, labels, flavors and preprinted boxes. The product is directly shipped from the bottling plant in trailer loads to distributors and chain stores. The direct delivery system has allowed us to eliminate our warehouse facility, which we maintained until June 1997. This has greatly reduced overhead expenses and has improved our bottom line.

     We are a regional enterprise, with distribution and sales limited primarily to the New York, New Jersey and Connecticut area. We are dependent on the efforts of local distributors. We currently have no employees, with the exception of two of our executive officers. The Company's expansion would depend on the hiring of qualified employees and reliance on national distributors, which would be a significant change from the operating policies followed by the Company since its inception.

     As part of our business operations, we expect to explore the prospect of acquiring full-service distributors and marketers of our products and other beverage products. Through direct ownership of distribution facilities, we believe that it may lower distribution costs and increase distribution volume of Icy Splash products. Also, the distribution of large name brand beverages would give management greater negotiating power to command shelf space for Icy Splash products in more competitive markets. To date, we have not entered into any agreements or letters of intent to purchase such entities.

     Our offices are located at 9-15 166th Street, Suite 5-B, Whitestone, New York 11357. Our telephone number is (718) 746-3585.

                                  THE OFFERING


Common Stock offered by the Selling Security Holders..   950,000 shares

Common Stock to be outstanding prior to offering...... 6,620,000 shares

Common Stock to be outstanding after the offering(1).. 7,570,000 shares

Proposed OTC - Bulletin Board Symbol(2)............... _____

Risk factors.......................................... For a discussion of  the risks, you should
                                                       consider before investing
                                                       in the common stock of
                                                       Icy Splash, see "Risk
                                                       Factors."

----------

(1) This includes 950,000 shares of common stock issuable upon the exercise of the Common Stock Purchase Warrants by the Selling Security Holders. This also includes 20,000 shares of common stock which Charles Tokarz, the Chief Financial Officer, Treasurer and Director of the Company has the right to acquire beneficially.

(2) Although the Company will be applying for initial quotation of its common stock on the OTC - Bulletin Board, there can be no assurance that the Company will be or will remain eligible for such listing under the rules and requirements of the requisite exchanges and regulators.

                       Icy Splash Food and Beverges, Inc.
                          Summary Financial Information

     The following summary of financial information has been derived from the financial statements included elsewhere in this prospectus and should be read in conjunction with such financial statements and the related notes.

                                                 Six Months Ended June 30,         Fiscal Year's ended December 31,
                                                 1999                2000              1998               1999
                                              ----------          ----------        ----------         ----------
Income Statement Data:

  Net sales                                   $  315,014          $  297,368        $  320,802         $  600,086
  Gross profit                                   105,777              70,023           134,180            192,648
  Operating profit (loss)                         26,466             (30,342)           27,880             34,029
    Profit (loss) before income taxes             23,216             (32,204)           25,345             29,651
    Net profit (loss)                         $   22,536         $   (32,544)       $   24,665         $   41,745

  Per share data:
    Net profit (loss)                         $     --            $      --         $     --           $     0.01

  Weighted average
    shares outstanding(1)                      7,750,000           7,750,000         6,653,741          7,750,000

                                          June 30, 2000        December 31, 1999
                                        -----------------      -----------------
                                              Actual                 Actual
                                        -----------------      -----------------
Balance Sheet Data:

  Working capital                               $ 37,883               $ 70,997
  Total Assets                                   303,031                246,209
  Long-term debt                                      --                     --
  Shareholders' equity                            47,699                 80,243

(1) For an explanation of the determination of the number of shares used in per share calculations, see Note 1 of Notes to Financial Statements.

                                  RISK FACTORS

     Investing in our common stock will provide you with an equity ownership interest in Icy Splash. As a stockholder of Icy Splash, you may be exposed to risks inherent in our business. The performance of your shares will reflect the performance of our business relative to, among other things, competition, industry conditions and general economic and market conditions. The value of your investment may increase or decrease and could result in a loss. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of our common stock.

       We have a limited operating history upon which you may evaluate us.

     The company was incorporated on June 17, 1996. Accordingly, we have a limited operating history upon which to evaluate the merits of investing in our common stock. Our prospects are subject to the risks, expenses and uncertainties encountered by companies with limited operating histories. These risks include failure to continue to develop our name recognition and reputation, inability to compete with other companies on the basis of advertising, price and price promotions, retail space management, consumer points of access, packaging innovation and distribution methods, and inability to attract, retain and motivate highly qualified employees. These risks are discussed separately below.

   Increases in prices of raw materials used in the Company's operations could adversely effect our financial position.

     The Company will be dependent upon a ready supply of raw materials including, but not limited to, water, concentrates, syrups, carbon dioxide, plastic bottles, closures and other packaging materials. The prices for these materials are determined by the market, and may change at any time. Furthermore, we are not engaged in any purchasing agreements with our suppliers which provide for mechanisms alleviating price fluctuations of raw materials. Therefore, increases in prices for any of these raw materials could have a material adverse impact on our financial position. The loss of a supplier could disrupt the Company's operations and the time to effect a change to a new supplier could adversely impact our business in the short term should a change become necessary.

      We rely on one distributor for a significant amount of our business.

     As a result of our arms-length distribution arrangement with NY Soft Drink Distributors ("NYSD"), the primary distributor of Icy Splash products, a significant portion of our sales during the year ended December 31, 1999 were to NYSD. During this period, the Company's total sales were $600,086, of which $308,700 of product was sold to NYSD. Such sales to NYSD can be attributed to the launch of our latest product line Icy Splash - Second Generation. If sales to NYSD were removed from our results of operations, our gross profit would decrease from $192,648 to approximately $116,100. Accordingly, the loss of NYSD as a distributor would have a material adverse effect on our sales and operations.

             We may be unable to compete successfully in the highly
                         competitive beverage industry.

     The beverage industry is highly competitive. Our products are sold in competition with all liquid refreshments. The soft drink business is highly competitive and there can be no assurance that we will be able to compete successfully. Many of our competitors have far greater financial, operational and marketing resources than the Company. Furthermore, the soft drink industry is characterized by rapid changes, including changes in consumer tastes and preferences, which may result in product obsolescence or short product life cycles. As a result, competitors may be developing products of which we are unaware which may be similar or superior to our products. Accordingly, there is no assurance that we will be able to compete successfully or that our competitors or future competitors will not develop products that render our products less marketable.

     Competitors in the soft drink industry include bottlers and distributors of nationally advertised and marketed products as well as chain store and private label soft drinks. The principal method of competition include brand recognition, price and price promotion, retail space management, service to the retail trade, new product introductions, packaging changes, distribution methods and advertising. See "Business - Competition."

           Bad weather in our peak season could result in lower sales.

     The Company's sales are seasonal. The soft drink beverage industry generally experiences its highest sales by volume during the spring and summer months and its lowest sales by volume during the winter months. As a result, our working capital requirements and cash flow vary substantially throughout the year. Consumer demand for our products are affected by weather conditions. Cool, wet spring or summer weather could result in decreased sales of our products and could have an adverse effect on our financial position.

         We may incur material losses as a result of product recall and product liability.

     We may be liable if the consumption of any of our products causes injury, illness or death. We also may be required to recall some of our products if they become contaminated or are damaged or mislabeled. A significant product liability judgement against us or a widespread product recall could have a material adverse effect on our business, financial condition and results of operations.

                    The government may adopt regulations that
                  could increase our costs or our liabilities.

     Our operations and properties are subject to regulations by various federal, state and local government entities and agencies. We cannot assure you that we have been or will at all times be in compliance with all regulatory requirements or that we will not incur material costs or liabilities in connection with regulatory requirements. See "Business - Government Regulation."

                 The liquidity of our common stock is uncertain
                     since it has not been publicly traded.

     To date, there is no public market for the Company's common stock. While we anticipate that our common stock will trade on the OTC - Bulletin Board after the offering, an active public market may not develop or be sustained. Furthermore, our common stock may not be or remain eligible to trade on the OTC
- Bulletin Board, which could result in an illiquid market for our common stock.

  The market price of our common stock may fall below the exercise price of the Common Stock Purchase Warrants causing an illiquid market for the Warrants.

     The market price of our common stock may bear no relationship to the exercise price of the Common Stock Purchase Warrants (the "Warrants"). Accordingly, after the offering, the market price of our common stock might fall below the exercise price of the Warrants for an indefinite amount of time. In such event, the Selling Security Holders will be discouraged from exercising the Warrants for the Resale Shares, which could result in an illiquid market for such securities. The market price of our common stock might fall below the exercise price of the Warrants due to a number of factors, including:

     o    actual or anticipated fluctuations in our operating results;

     o    changes in expectations as to our future financial performance; and

     o    the  operating  and  stock  price   performance  of  other  comparable
          companies

   A substantial number of our shares will be available for sale in the public market after the offering and sales of those shares could adversely effect our stock price.

     Sales of a substantial number of shares of common stock into the public market after this offering, or the perception that such sales could occur, could materially and adversely effect our stock price or could impair our ability to obtain capital through an offering of equity securities. After the offering we will have outstanding 7,570,000 shares of common stock. Of these shares, 864,500 Resale Shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares purchased by our affiliates as defined in Rule 144 adopted under the Securities Act.

            Our need for additional financing is uncertain as is our
                ability to raise further financing, if required.

     We currently anticipate that our available cash resources combined with the net proceeds from this offering will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least 24 months after the date of this prospectus. We may need to raise additional funds, however, to respond to business contingencies which may include the need to:

     o    fund more rapid expansion;

     o    fund additional marketing expenditures;

     o    enhance our operating infrastructure;

     o    respond to competitive pressures; or

     o    acquire complementary businesses.

     We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, take advantage of opportunities, develop products or services or otherwise respond to competitive pressures could be significantly limited.

      Future financings could adversely effect your ownership interest and rights in comparison with those of other stockholders.

     If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders, including, those acquiring shares in this offering.

     Many corporate actions will be substantially controlled by officers and directors regardless of the opposition of other investors to pursue an alternative course of action.

     Our directors and executive officers own approximately 92% of our outstanding common stock. These stockholders, if they acted together, could exert substantial control over matters requiring approval by our stockholders. These matters would include the election of directors and the approval of mergers or other business combination transactions. This concentration of ownership may also discourage, delay or prevent a change in control of the Company, which could have a material adverse effect on our stock price. These actions may be taken even if they are opposed by other investors.

      The loss of key personnel could have a material adverse effect on the business, operations and prospects of the Company.

     The Company is significantly dependent upon the continued participation of certain key persons including Joseph Aslan, the Company's President, and Shlomo Aslan, the Company's Vice President and Secretary. Joseph and Shlomo Aslan perform all of the day-to-day operations of the Company. In the event of the loss or unavailability of Shlomo or Joseph Aslan to the Company, there can be no assurance that the Company would be able to timely locate or employ qualified personnel to replace them. Accordingly, the loss or unavailability of Joseph or Shlomo Aslan to the Company would have a material adverse effect on the Company's business, operations and prospects.

         Our stock will be construed as a "penny stock" which will make it more difficult to trade.

     The Securities and Exchange Commission (the "Commission") has adopted rules that regulate broker-dealer practices in transactions in "penny stocks." Penny stock generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq System, provided that current price and volume information regarding transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer to deliver to the customer a standardized risk disclosure document prepared by the Commission that provides information about penny stock and the nature and level or risks in the penny stock market. The broker-dealer also must provide the customer with other information. The penny stock rules require that prior to a transaction in a penny stock, the broker-dealer must determine in writing that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transactions. These disclosure requirements may reduce the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Because the Warrants are exercisable at the rate of $1.00 per share, the Resale Shares will be construed as penny stock upon exercise of the Warrants. Accordingly, investors in this offering may find it more difficult to sell their common stock.

        The failure of Icy Splash or third party vendors to be Year 2000 compliant could adversely impact our operations.

     We may realize exposure and risk if systems on which we are dependent to conduct our operations are not Year 2000 compliant. The Year 2000 issue arises as the result of computer programs having been written, and systems having been designed, using two digits rather than four to define the applicable year ("Year 2000"). Consequently, such software has the potential to recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculation causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     The Company does not expect to be affected by Year 2000 as it does not rely on date-sensitive software or affected hardware. The Company's current accounting and other systems were purchased "off-the-shelf". The Company intends to timely update its accounting and other systems which are determined to be affected by Year 2000 by purchasing Year 2000 compliant software and hardware available from retail vendors at reasonable cost.

     To date, the Company has not devised a contingency plan for a worst case scenario resulting from Year 2000. The Company does not intend to create a contingency plan at this time since management has determined that such a contingency plan would not be cost beneficial to the Company where it only relies on software and systems for internal accounting purposes.

     Management has not yet contacted other companies on whose services the Company depends to determine whether such companies' systems are Year 2000 compliant. If the systems of the companies or other companies on whose services we depend, including the Company's customers, are not Year 2000 compliant, there could be a material adverse effect on the Company's financial condition or result of operations.

                                 USE OF PROCEEDS

     The Selling Security Holders are selling the Resale Shares covered by this prospectus for their own accounts. Accordingly, we will not receive any proceeds from the resale of the shares. We will receive proceeds from the exercise of the Warrants. If all the Warrants are exercised, we will receive $776,350, which is net of commission and offering costs. We expect to use the net proceeds from this offering as set forth below, in the order of priority in which proceeds will be applied:

          Repay Indebtedness            $ 65,000
          Working Capital:
            Accounts Receivable         $390,000
            Inventory                   $120,000
            Other                       $120,850
          Marketing & Advertising       $ 60,500
          Product Development           $ 20,000
          =======================       ========
          TOTAL                         $776,350

     We will bear all expenses relating to this registration except for brokerage or underwriting commissions and expenses, if any, which the Selling Security Holders will pay.

     Pending use of the net proceeds for the above purposes, we intend to invest these funds in short-term, interest-bearing, investment-grade securities and use these funds for general corporate purposes.

                                 DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock and do not expect to do so in the foreseeable future. We currently intend to retain any earnings to finance the expansion and development of our business. Any future payment of dividends will be made at the discretion of the Board of Directors based upon conditions then existing, including our earnings, financial condition and capital requirements as well as such economic and other conditions as our Board of Directors may deem relevant.

                       Icy Splash Food and Beveage, Inc.
                                 Capitalization

The following table sets forth our capitalization as of June 30, 2000.


                                                                 June 30, 2000
                                                                     Actual
                                                               -----------------

Short-term debt:
  Note payable                                                       $  65,000
  Shareholder loans                                                    107,708
                                                                     ---------
                                                                     $ 172,708
                                                                     ---------

Shareholders' equity:
  Preferred stock, $.001 par value, 1,000,000 shares authorized,
    zero shares issued and outstanding                               $    --
  Common stock, $.001 par value, 50,000,000 shares authorized,
    6,600,000 shares issued and outstanding                              6,600
  Additional paid-in capital                                           180,187
  Accumulated deficit                                                 (139,088)
                                                                     ---------
                                                                     $  47,699
                                                                     ---------

                             SELECTED FINANCIAL DATA

     The following selected financial information concerning Icy Splash has been derived from the financial statements included elsewhere in this prospectus and should be read in conjunction with such financial statements and the related notes. The financial information as of December 31, 1999 and 1998 has been derived from financial statements of the Company audited by Lazar Levine & Felix LLP.


                                                 Six Months Ended June 30,         Fiscal Year's ended December 31,
                                                 1999                2000              1998               1999
                                              ----------          ----------        ----------         ----------
Income Statement Data:

  Net sales                                   $  315,014          $  297,368        $  320,802         $  600,086
  Gross profit                                   105,777              70,023           134,180            192,648
  Operating profit (loss)                         26,466             (30,342)           27,880             34,029
    Profit (loss) before income taxes             23,216             (32,204)           25,345             29,651
    Net profit (loss)                         $   22,536         $   (32,544)       $   24,665         $   41,745

  Per share data:
    Net profit (loss)                         $     --            $      --         $     --           $     0.01

  Weighted average
    shares outstanding(1)                      7,750,000           7,750,000         6,653,741          7,750,000

                                          June 30, 2000        December 31, 1999
                                        -----------------      -----------------
                                              Actual                 Actual
                                        -----------------      -----------------
Balance Sheet Data:

  Working capital                               $ 37,883               $ 70,997
  Total Assets                                   303,031                246,209
  Long-term debt                                      --                     --
  Shareholders' equity                            47,699                 80,243

(1) For an explanation of the determination of the number of shares used in per share calculations, see Note 1 of Notes to Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations for Six Month Period Ended June 30, 2000 and 1999

Net sales for the Company decreased 14.9% from $200,780 in the second quarter of 1999 to $170,865 in the second quarter of 2000 and decreased 5.6%, from $315,014 in the six months ended June 30, 1999 to $297,368 in the six months ended June 30, 2000. The decrease reflects the Company's lack of capital to fund an increase in sales. The ongoing regulatory approval process to allow the Company to raise equity by selling securities has taken longer than anticipated, and has curtailed growth.

The gross profit margin decreased to 25.6% in the second quarter of 2000 from 36.4% in the second quarter of 1999 and decreased to 23.6% in the first six months of 2000 from 33.6% in the first six months of 1999. The decrease in profit margin was predominately caused by the disproportionately large percentage of sales of other manufacturers' products during the first six months of 2000 - $126,731 in 2000 versus $0 in 1999. There were two reasons:
(1)opportunities   to  establish   relationships  with  other  distributors  and
manufacturers  in  accordance  with the  Company's  long-term  business plan and
(2)payment terms for purchase of other manufacturer's products more favorable than the Company's co-packers' terms to produce its own products. Management anticipates a product sales mix more heavily weighted towards the Company's own products for the remainder of 2000 and, consequently, a more favorable gross profit.

Selling expenses were $23,892 in the second quarter of 2000, compared with $20,129 in the second quarter of 1999, 14.0% and 10.0% of sales, respectively. Selling expenses were $47,365 in the first six months of 2000, compared with $35,459 in the first six months of 1999, 15.9% and 11.3% of sales, respectively. The increase in the dollar volume and percentage of selling expenses in 2000 is due to the introduction of new products.

General and administrative expenses were $23,453 in the second quarter of 2000, compared with $25,537 in the second quarter of 1999, 13.7% and 12.7% of sales, respectively, and $53,000 in the first six months of 2000, compared with $43,852 in the first six months of 1999, 17.8% and 13.9% of sales, respectively. Both the amount and percentage of expenses have increased for the year to date as the Company is positioning itself for higher sales volume after the anticipated raising of equity through the exercise of warrants and sale of stock during 2000. The following items specifically explain the increased activity. Rent was $2,259 for the second quarter of 2000, compared with $0 for the second quarter of 1999, 1.3% and 0% of sales, respectively, and $3,459 in the first six months of 2000, compared with $1,079 in the first six months of 1999, 1.2 % and 0.3 % of sales, respectively. The Company moved into a better equipped office in January 2000. While the 1999 first six months rent expense was a one-time expense for equipment rental, office rent will continue in 2000. Professional fees were $10,191 in the second quarter of 2000, compared with $7,594 in the second quarter of 1999, 6.0 % and 3.8 % of sales, respectively, and were $24,791 in the first six months of 2000, compared with $17,048 in the first six months of 1999, 8.3 % and 5.4 % of sales, respectively. Insurance expenses were $4,776 in the second quarter of 2000, compared with $2,991 in the second quarter of 1999, 2.8 % and 1.5 % of sales, respectively, and were $7,754 in the first six months of 2000, compared with $5,367 in the first six months of 1999, 2.6 % and
1.7 % of sales, respectively. Telephone expenses were $2,385 for the second quarter of 2000, compared with $2,815 for the second quarter of 1999, 1.4 % and
1.4 % of sales, respectively, and were $5,381 in the first six months of 2000, compared with $4,865 in the first six months of 1999, 1.8 % and 1.5 % of sales, respectively. Travel and entertainment expenses were $0 in the second quarter of 2000, compared with $1,287 in the second quarter of 1999, 0 % and 0.6% of sales, respectively, and were $1,971 in the first six months of 2000, compared with $1,524 in the first six months of 1999, 0.7 % and 0.5% of sales, respectively.

Bad debt expense was $1,000 for the second quarter of 2000 versus $8,445 for the second quarter of 1999, 0.6% and 4.2% of sales, respectively, and was $2,000 for the first six months of 2000 versus $8,445 for the first six months of 1999, 0.7% and 2.7% of sales, respectively. Last year's expense was greater because there was a bad debt allowance for a delinquent note receivable and this year's estimated allowance is for accounts receivable only. The Company anticipates continuing favorable bad debt expense as a percentage of sales for 2000 due to the quality of its current distributors (customers).

There was a loss from operations for the second quarter of 2000 of $3,567, compared with a profit of $27,376 for the second quarter of 1999, with an operating margin of (2.1%) for the second quarter of 2000 and 13.6% for the second quarter of 1999. There was a loss from operations for the first six months of 2000 of $30,342, compared with a profit of $26,466 for the first six months of 1999, with an operating margin of (10.2%) for the first six months of 2000 and 8.4% for the first six months of 1999. Net income (loss) and net income
(loss) as a percent of sales for the second quarter of 2000 were ($4,520) and (2.6%), compared to $25,751 and 12.8% for the second quarter of 1999. Net income
(loss) and net income (loss) as a percent of sales for the first six months of 2000 were ($32,544) and (10.9%), compared to $22,536 and 7.2% for the first six months of 1999. The decrease in operating losses and net losses and increase in gross profit percentage for the second quarter of 2000 compared to the first quarter of 2000 was caused by lower sales volume of other manufacturer's products - $37,226 in the second quarter versus $89,505 in the first quarter.

Interest expense decreased from $1,625 to $783 in the second quarter of 2000 versus the second quarter of 1999, and decreased from $3,250 to $1,862 in the first six months of 2000 versus the first six months of 1999, because the Company refinanced a $65,000 note on June 30, 1999 at a more favorable interest rate.

Years Ended December 31, 1999 and 1998

Net sales for the Company increased 87.1%, from $320,802 in 1998 to $600,086 in 1999. The increase reflects the introduction of a new line of products, Icy Splash - Second Generation, at the end of December 1998. While the Company's original product, Icy Splash - Clear, accounted for 86.4% of beverage sales in 1998, it accounted for 33.9% of beverage sales in 1999. Icy Splash - Second Generation sales are less seasonal than Icy Splash - Clear, making the Company's sales volume less susceptible to dramatic decreases in sales volume.

The gross profit margin decreased to 32.1% in 1999 from 41.8% in 1998. The decrease in profit margin was caused by the introduction of the lower profit margin line of products, Icy Splash - Second Generation, into the sales mix.

Selling expenses were $63,105 in 1999, compared with $55,319 in 1998, 10.5% and 17.2% of sales, respectively. The increase in the dollar volume of selling expenses in 1999 is due to the increase in sales volume, while the decrease in percentage of sales is due to the lower selling costs associated with the new product line. During 1999, $24,592 of promotion expenses (sales discounts and giveaways) were expended predominately to promote sales of the Icy Splash -Second Generation product line, compared with $0 to promote Icy Splash - Clear in 1998. However, during 1998 there were advertising expenditures of $22,504 for advertising media, including video, compared to $4,072 in 1999.

General and administrative expenses were $113,484 in 1999, compared with $50,981 in 1998, 18.9% and 15.9% of sales, respectively. While the percentage of sales has remained constant, there have been disproportionate increases and decreases in some items. Insurance increased from $1,483 in 1998 to $9,444 in 1999, 1.6% in 1999 versus 0.5% in 1998, due to more comprehensive insurance coverage. Professional fees were $58,386 in 1999, compared with $6,600 in 1998, 9.7 % and
2.1 % of sales, respectively. As the Company completes its SB-2 registration with the Securities and Exchange Commission and continues filing quarterly and annual reports, professional fees will probably continue to increase. Bad debt expense was $15,786 for 1999 versus $16,570 for 1998, 2.6% and 5.2% of sales, respectively. The Company anticipates continuing favorable bad debt expense as a percentage of sales for 2000 due to the quality of its current distributors (customers).

Income from operations in 1999 was $16,059, a decrease of $11,821 from 1998, with an operating margin of 2.7% for 1999 and 8.7% for 1998, reflecting an increase in sales volume, an increase in operating costs, lower gross profit margin for Icy Splash - Second Generation and a seasonal fluctuation of sales volume. Net income and net income as a percent of sales for 1999 were $16,775 and 2.8%, compared to $24,665 and 7.7% for 1998.

The Company expects the gross profit for 2000 to remain similar to 1999 as it continues to expand its market for Icy Splash - Second Generation. However, the operating margin and net income as a percent of sales are expected to increase, as the proceeds from the Company's sale of common stock provide funds for expansion of sales volume.

Interest expense increased from $2,535 to $4,378 in 1999 versus 1998. There was an outstanding $65,000 note payable for the whole year during 1999 and a $100,000 note payable (paid down to $65,000) for only four months during 1998.

LIQUIDITY  AND CAPITAL  RESOURCES  for Six Month  Period Ended June 30, 2000 and
1999

Working capital decreased $33,114 from December 31, 1999 to June 30, 2000 predominately from the net loss in the first six months of 2000.

Net cash flow used by operating activities was $105,486 and $50,216 for the first six months of 2000 and 1999, respectively, reflecting the least favorable six months of the year (January through June) for selling soft drink beverages, because of colder weather in the Company's market area. During the first six months of 1999, $21,281 repayments of notes receivable were received, while only $1,485 was received in the first six months of 2000.

The Company purchased $2,470 of fixed assets during the first six months of 2000 and $2,885 during the first six months of 1999.

During the first six months of 2000, the Company borrowed $106,858 from shareholders and during the first six months of 1999 it borrowed $13,000 from shareholders. During the first six months of 2000, the shareholder loan funds were used predominately to fund a $93,238 increase in inventory, including $30,180 increase in finished goods, in order to service additional customers for the summer season.

Years Ended December 31, 1999 and 1998

Working capital increased $17,250 from December 31, 1998 to December 31, 1999 because proceeds of profitable operations were used to fund inventory and receivables.

Net cash flow used by operating activities was $29,759 for 1999, while $9,698 was provided by operations during 1998. During 1999 and 1998, cash was predominately used to fund increases in accounts receivable and inventory in order to facilitate increases in sales volume. However, during 1998 a more significant increase in accounts payable created a net provision of cash from operations.

During 1999, $15,282 was collected against notes receivable, while during 1998, $53,620 was loaned to a vendor and $38,054 of the loaned amount was repaid. The Company made a loan to a vendor to help fund capital improvements. Repayment was recorded as the vendor performed services for the Company. The Company purchased $2,885 of fixed assets during 1999 and $3,449 in 1998.

During 1999, a $65,000 note payable was refinanced. During 1998, the Company borrowed $100,000 from a third party and repaid $35,000 of the loan. Also during 1998, shareholder loans of $34,442 were repaid Costs of $28,813 were expended in 1998 for a private offering under Regulation D of the Securities Act of 1933, as amended.

In prior years, Icy Splash recorded a valuation allowance against its deferred tax asset "net operating losses." At December 31, 1999, Icy Splash reduced this allowance due to the prior two years history of earnings (which allowed it to use its "net operating losses") and the future outlook of Icy Splash.

OTHER

This report contains forward-looking statements and information that is based on management's beliefs and assumptions, as well as information currently available to management. When used in this document, the words "anticipate," "estimate," "expect," "intend" and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.

Year 2000 Compliance

     The Year 2000 issue arises as the result of computer programs having been written, and systems having been designed, using two digits rather than four to define the applicable year ("Year 2000"). Consequently, such software has the potential to recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculation causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     The Company does not expect to be affected by Year 2000 as it does not rely on date-sensitive software or affected hardware. The Company's current accounting and other systems were purchased "off-the-shelf". The Company intends to timely update its accounting and other systems which are determined to be affected by Year 2000 by purchasing Year 2000 compliant software and hardware available from retail vendors at reasonable cost.

     To date, the Company has not devised a contingency plan for a worst case scenario resulting from Year 2000. The Company does not intend to create a contingency plan at this time since management has determined that such a contingency plan would not be cost beneficial to the Company where it only relies on software and systems for internal accounting purposes.

     Management has not yet contacted other companies on whose services the Company depends to determine whether such companies' systems are Year 2000 compliant. If the systems of the companies or other companies on whose services we depend, including the Company's customers, are not Year 2000 compliant, there could be a material adverse effect on the Company's financial condition or result of operations.

                                    BUSINESS

                                    Overview

     Icy Splash Food & Beverage, Inc. is a New York corporation which was incorporated on June 17, 1996. We were authorized to issue an aggregate of 200 shares of no par common stock.

     The Company is now authorized to issue 50,000,000 shares of common stock with a par value of $0.001 per share and 1,000,000 shares of preferred stock with a par value of $0.001 per share. As of July 27, 2000, 6,620,000 shares of our authorized shares of common stock were issued and outstanding assuming the issuance of 20,000 shares of common stock to Charlie Tokarz, as described in Mr. Tokarz's consulting agreement dated March 19, 1998.

     Icy Splash maintains an office at 9-15 166th Street, Suite 5-B, Whitestone, New York 11357.

                             Business of Icy Splash

     Icy Splash is a producer and distributor of Icy Splash soft drinks, an innovative and refreshing line of carbonated beverages. We market and distribute two lines of soft drinks: (1) Icy Splash - Clear, a naturally fruit-flavored, clear, carbonated soda; and (2) Icy Splash - Second Generation, a colored, fruit-flavored and cola, carbonated soda. The product line is offered to supermarket chains, grocery stores and convenience stores primarily in the New York, New Jersey and Connecticut area.

     Production and distribution of our products is entirely outsourced. Independent contractors produce components for production to exact specifications and ship them to an independent co-packer bottling facility. The components include prelabeled bottles, caps, labels, flavors and preprinted boxes. The product is directly shipped from the bottling plant in trailer loads to distributors and chain stores. The direct delivery system has allowed us to eliminate our warehouse facility, which we maintained until June 1997. This has greatly reduced overhead expenses and has improved our bottom line.

     We are a regional enterprise, with distribution and sales limited primarily to the New York, New Jersey and Connecticut area. We are dependent on the efforts of local distributors. We currently have no employees, with the exception of two of our executive officers. The Company's expansion would depend on the hiring of qualified employees and reliance on national distributors, which would be a significant change from the operating policies followed by the Company since its inception.

     Although our primary business is the production and distribution of Icy Splash products, we have and will continue to distribute other beverage and non-beverage products to supermarket chains, grocery stores and convenience stores in the New York, New Jersey and Connecticut area.

                           Acquisition of Distributors

     As part of our business operations, we expect to explore the prospect of acquiring full-service distributors and marketers of our products and other beverage products. Through direct ownership of distribution facilities, we believe that it may lower distribution costs and increase distribution volume of Icy Splash products. Also, the distribution of large name brand beverages would give management greater negotiating power to command shelf space for Icy Splash products in more competitive markets. To date, we have not entered into any agreements or letters of intent to purchase such entities.

                        Icy Splash Products and Marketing

     The Company's flagship product,  Icy Splash - Clear, comes in four flavors:
Blackberry; Wild Cherry; Lime Kiwi; and Raspberry & Boysenberry. Icy Splash products are produced using all natural flavors. The drink is most appealing to young adults, sport fans and health conscious individuals. We believe that customers from these market segments are generally well informed and health conscious, and prefer an all-natural flavored drink with no artificial colors or additives.

     We initially created Icy Splash - Clear in order to focus on the clear carbonated beverage industry rather than competing with the larger beverage corporations who offer a more extensive line of soft drinks. Also, we have marketed Icy Splash as a leader of "new age" and water beverages in order to distance ourselves from the more competitive leading soda brand names. Icy Splash - Clear is strategically placed with bottled water and other alternative beverages on supermarket shelves to identify with the fast-growing alternative beverage market segment. The Company packages and distributes Icy Splash - Clear in 24-packs of plastic 20 oz. bottles, although customers of retailers can purchase one bottle at a time.

     The primary targets for Icy Splash - Clear are the major supermarket chain stores in the New York, New Jersey and Connecticut area. In order to sell Icy Splash - Clear in supermarkets and grocery stores, we must spend money to obtain shelf space for our product. In other words, the Company must pay retailers to have the clear products placed on their shelves to be sold for a set amount of time. This arrangement is standard in "new age" and water beverage retailing. In addition to shelf space, the retailer will also promote Icy Splash - Clear by publishing and distributing coupons and placing promotional displays on its shelves.

     Icy Splash - Second Generation is a new line of soft drinks which was launched in December of 1998. It comes in 14 flavors including Natural Lemon Tea; Blue Raspberry; Orange; Pineapple; Fruit Punch; Root Beer; Black Cherry; Lemon Lime; Grape; Kola Champagne; Strawberry; Peach; Ginger Ale; and Cola. Although there are a few cola flavors, most of the line is fruit flavored and will capitalize on the growth trend for non-cola beverages. This new line of product has been developed with the same care, quality, and attention to the desires of consumers as the clear products.

     Unlike the clear product, Icy Splash - Second Generation has been developed for the "Up and Down the Street" market, consisting of neighborhood grocery stores and small grocery chains in the New York City boroughs. This market requires a different type of distributor, with only local distributors functioning effectively in this marketplace. The sales persons typically deal with the store owners on a weekly basis. Icy Splash - Second Generation is packaged and distributed in cases of 24 oz., 2 liter and 3 liter bottles. Again, customers of retailers can purchase one bottle at a time.

     Rather than spending money to obtain shelf-space, as required in "new age" and water retailing to supermarkets and food chains, distributors of Icy Splash
- Second Generation sell the product to store owners at prices and terms usually agreed upon on a weekly basis. Furthermore, our distributors promote the product through product give-away and significant retail price discounting.

     During the previous three fiscal years, the Company has only produced Icy Splash - Clear and Icy Splash - Second Generation. In 1997, sales of Icy Splash
- Clear contributed $224,490 (100%) of revenue. In 1998, sales of Icy Splash - Clear and Icy Splash - Second Generation contributed $277,321 (86.4%) and $43,481 (13.6%) of revenue, respectively. In 1999, sales of Icy Splash - Clear, Icy Splash - Second Generation and other products contributed $186,269 (31%), $280,848 (46.8%) and $132,969 (22.2%), respectively. Sales of other products in 1999 included beverage and non-beverage products.

      Distribution of Icy Splash Products and Dependence on Major Customers

     The primary distributors of our products are I Epstein, Haddon House and NYSD. The product line is distributed primarily to supermarket chains, and, to a lesser extent, to grocery stores and convenience stores in the New York, New Jersey and Connecticut area.

     As a result of our distribution arrangement with NYSD, a significant portion of our sales during the year ended December 31, 1999 were to NYSD. During this period, the Company's total sales were $600,086, of which $308,700 of product was sold to NYSD. Such sales to NYSD can be attributed to the launch of our latest product line Icy Splash - Second Generation. If sales to NYSD were removed from our results of operations, our gross profit would decrease form $192,648 to approximately $116,100. Accordingly, management believes that the loss of NYSD as a distributor would have a material adverse effect on our sales and operations.

             Sources and Availability of Raw Materials and Suppliers

     We will specialize in production and distribution of soft drinks. Therefore, the Company will be dependent upon a ready supply of raw materials including, but not limited to, water, concentrates, syrups, carbon dioxide, plastic bottles, closures and other packaging materials. The prices for these materials are determined by the market, and may change at any time. Furthermore, we are not engaged in any purchasing agreements with our suppliers which provide for mechanisms alleviating price fluctuations of raw materials. Therefore, increases in prices for any of these raw materials could have a material adverse impact on our financial position. While management believes that there are numerous alternative suppliers for the raw materials, the loss of a supplier could disrupt the Company's operations. While we believe that alternatives to these suppliers and manufacturers are readily available, the time to effect a change could adversely impact our business in the short term should a change become necessary.

                                   Competition

     The beverage industry is highly competitive. Our products are sold in competition with all liquid refreshments. The soft drink business is highly competitive and there can be no assurance that we will be able to compete successfully. Many of our competitors have far greater financial, operational and marketing resources than the Company. Furthermore, the soft drink industry is characterized by rapid changes, including changes in consumer tastes and preferences, which may result in product obsolescence or short product life cycles. As a result, competitors may be developing products of which we are unaware which may be similar or superior to our products. Accordingly, there is no assurance that we will be able to compete successfully or that our competitors or future competitors will not develop products that render our products less marketable.

     Competitors in the soft drink industry include bottlers and distributors of nationally advertised and marketed products as well as chain store and private label soft drinks. The principal method of competition include brand recognition, price and price promotion, retail space management, service to the retail trade, new product introductions, packaging changes, distribution methods and advertising.

     Icy Splash - Clear is primarily competing in the clear carbonated beverage industry. Our direct competitors are large corporations such as Mystic, Canada Dry, Adirondack and Crystal Bay. We believe that our flexibility and innovation in developing and implementing new methods of marketing and distributing our product will permit us to compete effectively against these competitors.

     Icy Splash - Second Generation is primarily competing against bottlers and distributors of nationally advertised and marketed products, such as Top Pop, City Club and Stars and Stripes products, as well as chain store and private label soft drinks. Because of greater financial resources, as well greater experience in the soft drink business, these companies have greater brand recognition of their products.

     Management believes that the Company's unique capability to offer products that are fresh, nutritious, economical and aesthetically appealing to the consumer will make Icy Splash a viable competitor in the soft drink industry. Our products will be differentiated from those of our competitors on the basis of taste, appearance and quality at competitive price points.

                              Government Regulation

     The production, distribution and sale of our products are subject to the Federal Food, Drug and Cosmetic Act, the Occupational Safety and Health Act and various federal and state statutes regulating the production, sale, safety, advertising, labeling and ingredients of such products. Compliance with all such regulations may be time-consuming and expensive. To the best of management's knowledge, the Company complies with necessary state and federal laws necessary to operate a beverage production and distribution company in the state of New York.

     We cannot predict the impact of possible changes that may be required in response to future legislation, rules or inquires made from time to time by governmental agencies. Food and Drug Administration regulations may, in certain circumstances, affect the ability of the Company, as well as others in the industry, to develop and market new products. However, we do not presently believe that existing applicable legislative and administrative rules and regulations will have a significant impact on operations.

     We believe that our current environmental compliance programs adequately address federal, state and local environmental laws and that we are in compliance with such laws. In all of our markets, we offer our bottled products in returnable containers in compliance with applicable recycling laws. Also, in compliance with applicable recycling laws, we employ the services of various recycling companies to recycle our used bottles. The cost to the Company of these recycling services were $3,146 in 1998 and $2,617 in 1999. Compliance with, or any violation of, current and future laws or regulations could require material expenditures by us or otherwise have a material adverse effect on our business.

                                   Trademarks

     The Company's registered trademark is "Icy Splash". We intend to apply for United States and International patent, trademark and copyright protection, where applicable, in connection with certain of our products and property. Although intellectual property may derive the Company some value, at the present time, we believe that other factors, such as product innovations, are of more significance in the Company's particular industry. We attempt to avoid infringing patents of others by monitoring on a regular basis patents issued with respect to food processing equipment. Additionally, there is no assurance that we will be able to prevent competitors from using the same or similar marks, products or appearances of the Company.

     All trademarks or service marks appearing in this prospectus that do not relate to our products are the property of their respective holders.

                                    Employees

     The Company presently has no employees, with the exception of Joseph Aslan, the Company's President, and Shlomo Aslan, the Company's Vice President and Secretary, who conduct all of the operations of the Company. Charles Tokarz, the Company's Chief Financial Officer and Treasurer, primarily provides bookkeeping services and assistance in the preparation of audited and unaudited financials statements and disclosure required under the Securities Exchange Act of 1934, as amended. Mr. Tokarz serves as an independent contractor of the Company pursuant to his consulting agreement. See "Certain Relationships and Related Transactions."

                                   Properties

     Since December 1997, the Company has been conducting its business from office space located at 9-15 166th Street, Suite 5-B, Whitestone, New York 11357. This property, aggregating approximately 2,500 square feet, is owned by Joseph Aslan. From January 1, 1999 to July 1, 1999, we also occupied office space leased by NYSD, the primary distributor of our products. We discontinued use of such office space and continued to operate all of our business from the office space owned by Mr. Aslan. To date, the Company has not made any lease payments for the use of office space owned by Mr. Aslan or NYSD.

     We signed an agreement to purchase a commercial property located at 494-504 Wortman Avenue, Brooklyn, New York 11208. The purchase price of the premises was $800,000. We received an Inducement Resolution acknowledging that the New York City Industrial Development Agency would provide certain tax benefits to us if we acquired the property.

     In early September 1999, management recognized that the Company could not obtain any financing to purchase the property. As a result, the Company assigned the contract to Aslan Holding Corp., a corporation wholly owned by Shlomo Aslan, an executive officer and director of the Company.

     In addition to the office space located in Whitestone, New York, the Company currently occupies approximately 120 square feet of office space at 535 Wortman Avenue, Brooklyn, New York 11208. The space is sublet from Aslanco, Inc., a corporation owned by Joseph Aslan, an executive officer and director of the Company. Rent of $400 per month will be accrued from and paid commencing January 1, 2000.

                                  Legal Matters

     On March 19, 1997, the Company filed suit against Icy Splash, Inc., a predecessor of the Company, and a former shareholder of Icy Splash, Inc. This case is presently pending in New York Supreme Court, Kings County. The Company secured a preliminary injunction against the defendants enjoining them from misappropriating the Company's intellectual property rights including the use of the trademark "Icy Splash." The defendants initially filed a notice of appeal relating to the injunction. However, their time to perfect the appeal has expired. The case to convert the preliminary injunction to a permanent injunction is proceeding on the merits. Management believes that this suit will be resolved in favor of the Company, although no assurance can be given.

                                   MANAGEMENT

Directors and Executive Officers

     As of July 27, 2000 the directors and executive officers of the Company, their ages, positions in the Company and the dates of their initial election or appointment as director or executive officer are as follows:


                                 Positions and Offices
Name                 Age         Presently Held with the Company
----                 ---         -------------------------------

Joseph Aslan         44          President, Director

Shlomo Aslan         50          Vice President, Secretary, Director

Charles Tokarz       52          Chief Financial Officer, Treasurer, Director

Sy Aslan             55          Director

Business Experience

     Joseph Aslan has served as the Company's President and Director since the Company's inception in June of 1996. Prior to joining the Company, from 1994 to 1996, Mr. Aslan was the co-owner and manager of Tribeca Classics, Inc., his family-owned textile business. Mr. Aslan has over 15 years of experience in finance and business management.

     Shlomo Aslan has served as the Vice President, Secretary and Director of the Company since the Company's inception in June of 1996. Prior to joining the Company, from 1994 to 1996, Mr. Aslan was the co-owner of Tribeca Classics, Inc., his family textile business. He has more than 25 years of business ownership experience, particularly in the restaurant and textile business. Mr. Aslan holds a BA in Accounting.

     Charles Tokarz is the Chief Financial Officer, Treasurer and Director of the Company. He has held this position since April of 1998. Prior to joining the Company, Mr. Tokarz served from 1997 to 1998 as Chief Financial Officer and Treasurer for Silver Star International, Inc., a publicly traded wholesale distributor of clothing and novelty items. From 1987 to 1997, he was self-employed as a Certified Public Accountant ("CPA"). From 1986 to 1987, Mr. Tokarz served as President of Gardner Capital, Corp., a small NASD broker-dealer specializing in equity financing for real estate projects. From 1984 to 1986, he served as Vice President of Finance for Retirement Corporation of America, a developer and manager of elderly housing and nursing home facilities. From 1978 to 1984, he served as Vice President and Controller for Fininvest, Ltd. and
Appalachian Joint Venture, developers of luxury condominiums and office buildings. From 1976 to 1978, he served as Comptroller of the California Club, Inc., a country club owned by Caesar's World, Inc., a company listed on the New York Stock Exchange. He is a CPA and has over 20 years of business, financial and financial planning experience. Mr. Tokarz holds a BS and an MBA.

     Sy Aslan is a Director of the Company. He has held this position since the Company's incorporation in June of 1996. Since 1989, he has served as Director of Operations of United Management Technologies, a consulting firm focusing on developing and supporting effective management practices. He has been involved in the development and implementation of strategic management solutions for numerous Fortune 500 financial institutions for over 20 years. Mr. Aslan holds BS and MS degrees in management and Industrial Engineering.

Directors of Other Reporting Companies

     None of the directors are directors of other reporting companies.

Significant Employees

     The officers and directors who are identified above are the significant employees of the Company.

Involvement in Certain Legal Proceedings

     None of the officers and directors of the Company have been involved in the past 5 years in any of the following:

     (1)  Bankruptcy proceedings; or

     (2)  Subject to criminal proceedings or convicted of a criminal act; or

     (3) Subject to any order, judgment or decree entered by any Court for violating any laws relating to business, securities or banking activities; or

     (4) Subject to any order for violation of federal or state securities laws or commodities laws.

Executive Compensation

     To date, management has not collected any compensation from the Company in excess of $100,000 in any fiscal year.

                              CERTAIN TRANSACTIONS

     On March 19,  1998,  we entered into a  consulting  agreement  with Charles
Tokarz, our Chief Financial Officer, Treasurer and Director, for services rendered as Chief Financial Officer. The agreement provides that beginning March 20, 1998, Mr. Tokarz would provide services to the Company including assistance in correspondence and due diligence, liaisons with auditors, assistance in preparation of financial projections and assumptions, review of accounting reports and systems, analysis of acquisitions and preparation of quarterly unaudited financial statements. In consideration for these services, Icy Splash would provide payments of: (i) 20,000 shares of Icy Splash common stock; (ii) a retainer of $500; and (iii) payment of $35.00 per hour for services rendered as Chief Financial Officer. The agreement with Mr. Tokarz was obtained on terms as favorable as could have been obtained from a non-affiliated party.

     During the Private Placement, certain immediate family members of two directors of the Company purchased 300 units and 600 units for $1,500 and $3,000, respectively. The amount paid in each transaction was the full offering price of $5.00 per unit. See "Selling Security Holders." The sale of such units were on terms as favorable as could have been obtained from a non-affiliated party.

     The Company currently occupies approximately 120 square feet of office space sublet from Aslanco, Inc., a corporation wholly owned by Joseph Aslan, an executive officer and director of the Company. See "Description of Property." Rent of $400 per month will be accrued from and paid commencing January 1, 2000. The sublet of the office space is on terms as favorable as could have been obtained from a non-affiliated party.

     All transactions and future transactions, if any, between us and our officers, directors and principal shareholders and their affiliates and any transactions between us and any entity with which our officers, directors or principal shareholders are affiliated have been and will be subject to the approval of a majority of our board of directors. Such transactions have been and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                            SELLING SECURITY HOLDERS

     The following table sets forth certain information concerning those persons known to the Company, based on information known to the Company and/or obtained from such persons, with respect to the beneficial ownership of the Resale Shares issuable upon exercise of the Warrants. Unless indicated otherwise, all Selling Security Holders own less than 1% of the Company's issued and outstanding shares of common stock prior to and after the offering.


                           Number of Shares Beneficially   Number of Shares       Number of Shares
Selling Security Holders    Owned Prior to Offering(1)      Being Offered       Owned After Offering
------------------------    --------------------------      -------------       --------------------

Arvin Scott                      58,000                          38,000                 20,000

Steven Michaels                  58,000                          38,000                 20,000

Meshulam Elmaliach               14,500                           9,500                  5,000

Tova Sadka                       43,500                          28,500                 15,000

Gatznyo Moshe                    58,000                          38,000                 20,000

Emile Ohayon                     29,000                          19,000                 10,000

George Tsatsos                   58,000                          38,000                 20,000

Yehuda Tzur                      58,000                          38,000                 20,000

Debra Millman                    43,500                          28,500                 15,000

Bianka Dalal(2)                  43,500                          28,500                 15,000

Victoria T. Tokarz(3)            87,000(4)                       57,000                 30,000

Robert Eaves
   and Karen Eaves              145,000(5)                       95,000                 50,000

Dennis R. Olden                  43,500                          28,500                 15,000

Edward Roach &
   Elizabeth Cronin              72,500(6)                       47,500                 25,000

Elaine F. O'Neil                 36,250                          23,750                 12,500

John J. O'Neil                   36,250                          23,750                 12,500

John A. O'Neil                   72,500(6)                       47,500                 25,000

Donna R. O'Neil                  72,500(6)                       47,500                 25,000

George Gerson                    72,500(6)                       47,500                 25,000

Deborah Kline                    58,000                          38,000                 20,000

Arthur C. Krepps, III            72,500(6)                       47,500                 25,000

Krista Killius                   14,500                           9,500                  5,000

James Killius                    14,500                           9,500                  5,000

Gina Russo                       14,500                           9,500                  5,000


W. Gordon Freeman
   and Sharon L. Freeman         14,500                           9,500                  5,000

Huon Consulting, Inc.            72,500(6)                       47,500                 25,000

Quinn Truckenbrod                14,500                           9,500                  5,000

Mia Truckenbrod                  14,500                           9,500                  5,000

Diane Leon Pekarek               29,000                          19,000                 10,000

Bruce Pekarek                    29,000                          19,000                 10,000


----------
(1) Includes 950,000 shares of common stock issuable upon exercise of the Warrants by the Selling Security Holders.

(2) Bianka Dalal is the wife of Shlomo Aslan, our Vice President, Secretary and Director.

(3) Victoria T. Tokarz is the wife of Charles Tokarz, our Chief Financial Officer, Treasurer and Director.

(4) 1.3% of Icy Splash common stock issued and outstanding prior to the offering.

(5) 2.2% of Icy Splash common stock issued and outstanding prior to the offering.

(6) 1.1% of Icy Splash common stock issued and outstanding prior to the offering.

     The actual number of shares of common stock beneficially owned is subject to adjustment and could be materially less or more than the stated amount being offered for sale depending on factors which cannot be predicted by the Company at this time. These factors include, but are not limited to, whether or to what extent dividends due the Warrant holders, if any, are paid in common stock of the Company. The shares registered by the Selling Security Holders may be sold from time to time directly by the Selling Security Holders. Alternatively, the Selling Security Holders may from time to time offer such securities through underwriters, dealers or agents. The distribution of securities by the Selling Security Holders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Security Holders in connection with such sales of securities. The Selling Security Holders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation.

            STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth the beneficial ownership of shares of voting stock of Icy Splash, as of July 27, 2000, of (i) each person known by Icy Splash to beneficially own 5% or more of the shares of outstanding common stock; (ii) each of Icy Splash's executive officers and directors; and (iii) all of Icy Splash's executive officers and directors as a group. Except as otherwise indicated, all shares are beneficially owned, and investment and voting power is held by the persons named as owners.

                                              Amount and
                   Name and Address of        Nature of Shares        Percentage
Title of Class     Beneficial Owner           Beneficially Owned      Ownership
--------------     ----------------           ------------------      ---------

Common             Joseph Aslan(1)(2)(6)      2,970,000               44.9%

Common             Shlomo Aslan(1)(3)(6)      2,970,000               44.9%

Common             Sy Aslan(1)(4)(6)            100,000                1.5%

Common             Charles Tokarz(1)(5)(7)       20,000                0.30%

Common             All officers and           6,060,000               91.5%
                   directors as a group
                   (4 persons)

----------

(1) The business address for Joseph Aslan, Shlomo Aslan and Charles Tokarz is 9-15 166th Street, Suite 5B, Whitestone, New York 11357.

(2)  Joseph Aslan serves as the Company's President and as a Director.

(3) Shlomo Aslan serves as the Company's Vice President, Secretary and as a Director.

(4)  Sy Aslan serves as a Director of the Company.

(5) Charles Tokarz serves as the Company's Chief Financial Officer, Treasurer and as a Director.

(6)  Joseph, Shlomo and Sy Aslan are brothers.

(7) Charles Tokarz has the right to acquire beneficial ownership of these 20,000 shares of common stock pursuant to a consulting agreement dated April 1, 1998. These shares have not yet been issued. See "Certain Relationships and Related Transactions."

                            DESCRIPTION OF SECURITIES

     We are authorized to issue 50,000,000 shares of common stock, with a par value of $0.001 per share, and 1,000,000 shares of preferred stock, with a par value of $0.001 per share.

Common Stock

     Holders of common stock do not have subscription, redemption, conversion or preemptive rights. The shares of common stock held by shareholders are fully paid and non-assessable. Each share of common stock is entitled to participate pro rata in distribution upon liquidation, subject to the rights of holders of preferred stock, and to one vote on all matters submitted to a vote of shareholders. The shareholders of common stock may receive cash dividends as declared by the Board of Directors out of funds legally available therefor, subject to the rights of any shareholders of preferred stock. Shareholders of common stock are entitled to elect all directors.

Preferred Stock

     The Company's  certificate  of  incorporation,  as amended,  authorizes the issuance of up to 1,000,000 shares of preferred stock, with a par value of $0.001 per share. The preferred stock shall have such voting rights, designations, preferences and relative participating, optional or other rights, qualifications, limitations or restrictions as may be determined and set forth in resolution or resolutions adopted from time to time by the Board of Directors of the Company.

Warrants

     Common Stock Purchase Warrants were issued in connection with the Company's private placement, pursuant to Rule 504 under Regulation D of the Securities Act, from March 1998 to October 1998. See "Private Placement Units." Each Warrant entitles the registered holder to purchase one share of the Company's common stock for $1.00. The exercise price of the Warrants and the number of shares issuable upon exercise of such Warrants is subject to adjustment to protect against dilution in the event of stock dividends, stock splits, combinations, subdivisions and reclassification. Furthermore, the Company may redeem the Warrants at a price of $.01 per Warrant by giving not less than 30 days prior written notice to the record holders if the closing bid price of the common stock equals or exceeds $2.50 for the 10 consecutive trading days ending on the third day prior to the date on which the notice of redemption is given. In the event the Company notifies record holders of its intent to redeem any Warrants, the record holders may exercise at any time prior to the close of business on the day immediately preceding the date fixed for redemption provided that there is a registration statement in effect or there is an exemption from such registration. The Company has extended the expiration date of the Warrants to January 20, 2002. The Company reserves the right to lower the exercise price of the Warrants, which reduction may be for a limited time, not less than 60 days, or the balance of the term of the Warrants.

Private Placement Units

     During the period from March 1998 to October 1998, we issued an aggregate of 10,000 units pursuant to Rule 504 under Regulation D of the Securities Act (the "Private Placement"). Each unit consists of 50 shares of common stock at $5.00 per unit, and 95 redeemable Common Stock Purchase Warrants. All 10,000 units were sold to a total of thirty investors. The Company incurred costs of $28,813 in excess of proceeds received.

"Anti-Takeover" Provisions

     Although management is not presently aware of any takeover attempts, our Certificate of Incorporation defers to provisions in the New York Business Corporation Law (the "B.C.L.") which may be deemed to be "anti-takeover" in nature in that such provisions may deter, discourage or make more difficult the assumption of control of the Company by another entity or person.

Limitation on Directors' Liability

     Our Certificate of Incorporation contains certain provisions permitted under the B.C.L. relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Our Certificate of Incorporation also contains provisions obligating the Company to indemnify its directors and officers to the fullest extent permitted by the B.C.L.

     Such indemnification provisions are intended to increase the protection provided to directors and, thus, increase our ability to attract and retain qualified persons to serve as directors. Because directors liability insurance is only available at considerable cost and with low dollar limits of coverage and broad policy exclusions, we do not currently maintain a liability insurance policy for the benefit of our directors, although we may attempt to acquire such insurance in the future. We believe that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors and the general unavailability of directors liability insurance to provide protection against the increased risk of personal liability resulting from such lawsuits have combined to result in a growing reluctance on the part of capable persons to serve as members of boards of directors of companies, particularly of companies which intend to become public companies. We also believe that the increased risk of personal liability without adequate insurance or other indemnity protection for our directors could result in overcautious and less effective direction and management of Icy Splash. Although no directors have resigned or have threatened to resign as a result of our failure to provide insurance or other indemnity protection from liability, it is uncertain whether our directors would continue to serve in such capacities if improved protection from liability were not provided.

     The provisions affecting personal liability do not abrogate a director's fiduciary duty to Icy Splash and its shareholders, but eliminates personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty (which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the Company and those of the director) or for violations of the federal securities laws. The provisions also limit or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control of the Company.

     The provisions regarding indemnification provide, in essence, that we will indemnify our directors against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of Icy Splash, including actions brought by or on behalf of the Company (shareholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, or for the receipt of illegal remuneration. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance. One purpose of the provisions is to supplement the coverage provided by such insurance. However, as mentioned above, we do not currently provide such insurance to our directors, and there is no guarantee that we will provide such insurance to our directors in the near future, although we may attempt to obtain such insurance.

     These provisions diminish the potential rights of action which might otherwise be available to shareholders by limiting the liability of officers and directors to the maximum extent allowable under New York law and by affording indemnification against most damages and settlement amounts paid by a director of the Company in connection with any shareholder derivative action. However, the provisions do not have the effect of limiting the right of a shareholder to enjoin a director from taking actions in breach of his fiduciary duty, or to cause the Company to rescind actions already taken, although as a practical matter courts may be unwilling to grant such equitable remedies in circumstances in which such actions have already been taken. Also, because we do not presently have directors liability insurance and because there is no assurance that we will retain such insurance or that if such insurance is procured it will provide coverage to the extent directors would be indemnified under the provision, we may be forced to bear a portion or all of the cost of the director's claims for indemnification under such provisions. If we are forced to bear the cost for indemnification, the value of our stock may be adversely affected.

     Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of Icy Splash pursuant to the foregoing provisions, or otherwise, Icy Splash has been advised that such indemnification, in the opinion of the Commission, is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     We believe that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

Transfer Agent and Registrar

     The Transfer Agent and Registrar for our common stock is Florida Atlantic Stock Transfer, Inc., 7130 Nob Hill Road, Tamarac, Florida 33321.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     To date, there is no public market for the Company's common stock and no assurance can be given that a market for the shares will develop, or if a market does develop, that it will be sustained following the completion of this offering. Therefore, investors of the Company may be unable to liquidate their investment for any reason. See "Risk Factors." If such a market did develop, sales of substantial amounts of the common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of the common stock from time to time in the public market and could impair our ability to raise additional capital through the sale of equity securities in the future.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Assuming the full exercise of the Warrants and the issuance of 20,000 shares of common stock to Charlie Tokarz, as described in Mr. Tokarz's consulting agreement dated March 19, 1998, we will have 7,570,000 shares of common stock issued and outstanding. Of the 7,570,000 shares issued and outstanding, 455,000 shares which were issued during the period from March 1998 to October 1998 in connection with the Private Placement, pursuant to Rule 504 under Regulation D of the Securities Act, are freely tradable. Assuming the full exercise of the Warrants which were issued in the Private Placement, 864,500 shares, which in part are being offered in this prospectus, will be freely tradable. Finally, 60,000 shares which were issued to former directors of the company, and held for the requisite and statutory holding period under Rule 144 of the Securities Act, are also freely tradable. Accordingly, of the 7,570,000 shares of common stock issued and outstanding, a total of 1,319,500 shares will be freely tradable. The balance of 6,147,000 shares are restricted as the term is defined under Rule 144 of the Securities Act.

     In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     o    1% of the then-outstanding shares of common stock; or

     o the average weekly trading volume of our common stock during the four calendar weeks before the date of the sale.

     Sales under Rule 144 also are subject to requirements pertaining to the manner and notice of the sales and the availability of current public information pertaining to the Company.

     Under Rule 144(k), a person who is not deemed to have been affiliated with the Company at any time during the 90 days before a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell these shares without regard to the requirements described above. To the extent that shares were acquired from an affiliate of the Company, the transferee's holding period for the purpose of effecting a sale under Rule 144(k) commences on the date of transfer from the affiliate.

                                  LEGAL MATTERS

     The validity of the issuance of the common stock offered hereby will be passed upon for the Company by the law firm of Beckman, Millman & Sanders, LLP, 116 John Street, Suite 1313, New York, New York 10038. A member of the firm owns 15,000 shares of common stock of the Company and 28,500 Warrants. The shares issuable upon the exercise of such Warrants are being offered in this prospectus.

                                     EXPERTS

     Lazar Levine & Felix LLP, independent certified public accountants, have audited our financial statements for the years ended December 31, 1999 and 1998, as set forth in their report, included in this prospectus and registration statement. Our consolidated financial statements are included in this prospectus and registration statement in reliance on their report, given on their authority as experts in accounting and auditing.

                              AVAILABLE INFORMATION

     We have filed with the Commission a registration statement on Form SB-2 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the common stock offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the attached exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement is qualified in all respects by reference to the full text of such contract or document. For further information about us and our common stock, refer to the principal office of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part of those documents may be obtained at prescribed rates from the Commission's Public Reference Section at such addresses. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Also, the Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. The Internet address of the Commission's Web site is http://www.sec.gov.

     We are required to comply with the informational requirements of the Securities and Exchange Act of 1934, as amended, and, accordingly, have filed periodic reports and other information with the Commission. Such filings are available for inspection and copying at the regional offices, public reference facilities and Web site of the Commission referred to above.

                          INDEX TO FINANCIAL STATEMENTS



Balance Sheet as of June 30, 2000 (unaudited) and December 31,
  1999............................................................. F-1

Statements of Operations for the three months and six months ended June 30, 2000 and 1999 (unaudited)......................... F-2

Statements of Cash Flows for the six months ended June 30,
  2000 and 1999 (unaudited)........................................ F-3


Notes to Financial Statements (unaudited).......................... F-4 to F-10

Independent Auditors' Report for Audited
  Financial Statements for the years ended
  December 31, 1999 and 1998 ...................................... F-11

Audited Balance Sheets for the years
  ended December 31, 1999 and 1998 ................................ F-12

Audited Statements of Income for
  the years ended December 31, 1999 and 1998 ...................... F-13

Audited Statements of Changes in Shareholders'
  Equity for the years ended December 31, 1999 and 1998 ........... F-14

Audited Statements of Cash Flow for
  the years ended December 31, 1999 and 1998 ...................... F-15


Note to Financial Statements for the years
  ended December 31, 1999 and 1998 ................................ F-16 to F-22

                       ICY SPLASH FOOD AND BEVERAGE, INC.
                                 BALANCE SHEETS


                                   - ASSETS -


                                                                        June 30,        December 31,
                                                                          2000             1999
                                                                       ---------         ---------
                                                                      (Unaudited)
CURRENT ASSETS:
Cash                                                                   $   4,189         $   3,802
Accounts receivable, net of allowance for doubtful accounts of
   $4,000 and $2,000 for June 30 and December 31, respectively            60,641            96,529
Notes receivable                                                            --               1,485
Inventory                                                                222,385           129,147
Deferred taxes                                                             6,000             6,000
                                                                       ---------         ---------

TOTAL CURRENT ASSETS                                                     293,215           236,963
                                                                       ---------         ---------

FIXED ASSETS:
Warehouse equipment                                                        5,000             5,000
Office equipment                                                          14,749            12,279
                                                                       ---------         ---------
                                                                          19,749            17,279
Less: accumulated depreciation                                             9,933             8,033
                                                                       ---------         ---------
                                                                           9,816             9,246
                                                                       ---------         ---------

                                                                       $ 303,031         $ 246,209
                                                                       =========         =========


                    - LIABILITIES AND SHAREHOLDERS' EQUITY -

CURRENT LIABILITIES:
Notes payable                                                          $  65,000         $  65,000
Accounts payable                                                          62,508            78,157
Accrued expenses and other current liabilities                            19,647            21,279
Shareholders' loans                                                      107,708               850
Income taxes payable                                                         469               680
                                                                       ---------         ---------

TOTAL CURRENT LIABILITIES                                                255,332           165,966
                                                                       ---------         ---------


COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred stock, $.001 par value, 1,000,000 shares authorized,
zero shares issued and outstanding for 2000 and 1999                        --                --
Common stock, $.001 par value, 50,000,000 shares authorized,
6,600,000 shares issued and outstanding                                    6,600             6,600
Additional paid-in capital                                               180,187           180,187
Accumulated deficit                                                     (139,088)         (106,544)
                                                                       ---------         ---------
                                                                          47,699            80,243
                                                                       ---------         ---------

                                                                       $ 303,031         $ 246,209
                                                                       =========         =========


                       See notes to financial statements.

                       ICY SPLASH FOOD AND BEVERAGE, INC.
                            STATEMENTS OF OPERATIONS
                                   (Unaduited)


                                       Three Months Ended June 30,    Six Months Ended June 30,
                                           2000          1999            2000           1999
                                        ---------      ---------      ---------      ---------
NET SALES                               $ 170,865      $ 200,780      $ 297,368      $ 315,014

COST OF SALES                             127,087        127,738        227,345        209,237
                                        ---------      ---------      ---------      ---------

GROSS PROFIT                               43,778         73,042         70,023        105,777
                                        ---------      ---------      ---------      ---------

OPERATING EXPENSES:
Selling expenses                           23,892         20,129         47,365         35,459
General and administrative expenses        23,453         25,537         53,000         43,852
                                        ---------      ---------      ---------      ---------
                                           47,345         45,666        100,365         79,311
                                        ---------      ---------      ---------      ---------

(LOSS) INCOME FROM OPERATIONS              (3,567)        27,376        (30,342)        26,466

OTHER EXPENSES:
Interest expense                             (783)        (1,625)        (1,862)        (3,250)
                                        ---------      ---------      ---------      ---------

(LOSS) INCOME BEFORE TAXES                 (4,350)        25,751        (32,204)        23,216

Provision for income taxes                    170           --              340            680
                                        ---------      ---------      ---------      ---------

NET (LOSS) INCOME                       $  (4,520)     $  25,751      $ (32,544)     $  22,536
                                        =========      =========      =========      =========

EARNINGS (LOSS) PER SHARE:

Basic                                   $    --        $    --        $    --        $    --
                                        =========      =========      =========      =========
Diluted                                 $    --        $    --        $    --        $    --
                                        =========      =========      =========      =========



                       See notes to financial statements.

                       ICY SPLASH FOOD AND BEVERAGE, INC.
                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                               For the Six Months Ended
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS:                      June 30,
                                                                  2000           1999
                                                               ---------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income                                              $ (32,544)     $  21,736
Adjustments to reconcile net (loss) income
   to net cash used in operating activities:
Depreciation                                                       1,900          1,500
Provision for bad debts                                            2,000          8,445
Changes in assets and liabilities:
Decrease (increase) in accounts receivable                        33,888        (38,736)
Increase in inventories                                          (93,238)       (43,819)
Increase (decrease) in accounts payable                          (15,649)         4,968
Decrease in accrued expenses and other current liabilities        (1,843)        (4,310)
                                                               ---------      ---------
Net cash used by operating activities                           (105,486)       (50,216)
                                                               ---------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets                                          (2,470)        (2,885)
Repayments of note receivable                                      1,485         21,281
                                                               ---------      ---------
Net cash Provided (used) in investing activities                    (985)        18,396
                                                               ---------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term debt                                       --           65,000
Repayments of short-term debt                                       --          (65,000)
Proceeds from shareholders loans                                 106,858         13,000
                                                               ---------      ---------
Net cash provided  by financing activities                       106,858         13,000
                                                               ---------      ---------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                 387        (18,820)

Cash and cash equivalents, at beginning of year                    3,802         20,314
                                                               ---------      ---------

CASH AND CASH EQUIVALENTS, AT END OF PERIOD                    $   4,189      $   1,494
                                                               =========      =========


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash during the period for:
Income taxes paid                                              $     551      $     680
Interest paid                                                  $   1,534      $    --



                       See notes to financial statements.

                       ICY SPLASH FOOD AND BEVERAGE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                    UNAUDITED
                                  JUNE 30, 2000


NOTE 1 -  NATURE OF BUSINESS:

          Icy Splash Food and Beverage, Inc. (the "Company") is the producer and distributor of an all natural, fruit flavored, clear and colored, carbonated, refreshing soft drink. The product line is currently supplied in a variety of flavors to supermarkets, grocery stores and convenience stores in the tri-state area. The Company was incorporated in the State of New York on June 17, 1996.

NOTE 2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

          The Company's accounting policies are in accordance with generally accepted accounting principles. Outlined below are those policies considered particularly significant.

     (a)  Use of Estimates:

          In preparing financial statements in accordance with generally accepted accounting principles, management makes certain estimates and assumptions, where applicable, that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. While actual results could differ from these estimates, management does not expect such variances, if any, to have a material effect on the financial statements.

     (b)  Concentration of Credit Risk/Fair Value:

          Financial   instruments  that  potentially   subject  the  Company  to
          concentrations of credit risk consist principally of cash.

          The Company, from time-to-time, may maintain cash balances which exceed the federal depository insurance coverage limit. The Company performs periodic reviews of the relative credit rating of its bank to lower its risk.

          The carrying amounts of cash, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term nature of these items.

     (c)  Fixed Assets and Depreciation:

          Fixed assets are reflected at cost. Depreciation and amortization are provided on a straight-line basis over the following useful lives:

               Warehouse equipment                        5 years
               Office equipment                           5 years

          Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized.

                       ICY SPLASH FOOD AND BEVERAGE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                    UNAUDITED
                                  JUNE 30, 2000


NOTE 2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

     (d)  Inventories:

          Inventories are stated at the lower of cost or market (first-in first-out method) and consist mainly of raw materials.

          Inventory consists of the following:           June 30,   December 31,
                                                           2000         1999
                                                         --------     --------
            Finished product                             $ 43,971     $ 13,791
            Flavoring, bottles and packaging materials    178,414      115,356
                                                         --------     --------
                                                         $222,385     $129,147
                                                         ========     ========

     (e)  Income Taxes:

          The Company utilizes Financial Accounting Standard Board Statement No. 109, "Accounting for Income Taxes"("SFAS 109"), which requires the use of the asset and liability approach of providing for income taxes. SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

          The Company has a net operating loss carryforward as of its year end, December 31, 1999, of approximately $50,000 which may be applied against future taxable income, and which expires in the year 2012 (See
          Note 5).

     (f)  Statements of Cash Flows:

          For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     (g)  Comprehensive Income:

          In June 1997, the Financial Accounting Standards Board issued Statement No. 130 "Reporting Comprehensive Income"("SFAS 130"), which prescribes standards for reporting other comprehensive income and its components. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Since the Company currently does not have any items of other comprehensive income, a statement of comprehensive income is not yet required.

                       ICY SPLASH FOOD AND BEVERAGE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                    UNAUDITED
                                  JUNE 30, 2000


NOTE 2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

     (h)  Advertising Costs:

          Advertising costs, which are included in selling expenses, are expensed as incurred. For the six months ended June 30, 2000 and 1999 advertising costs, including promotion, aggregated $26,970 and $14,845, respectively.

     (i)  Revenue Recognition:

          The Company recognizes operating revenue at the point of passage of title, which is upon shipment of goods to customers.

     (j)  Earnings Per Share:

          The Company has adopted Financial Accounting Standards Board Statement No. 128 "Earnings Per Share" ("SFAS 128"), which has changed the method for calculating earnings per share. SFAS 128 requires the presentation of basic and diluted earnings per share on the face of the statement of operations. Earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding and for diluted earnings per share, also common equivalent shares outstanding.

          The following average shares were used for the computation of basic and diluted earnings per share:

               Six months ended June 30,       2000            1999
                                             ---------       ---------
               Basic                         6,600,000       6,600,000
               Diluted                       7,550,000       7,550,000

     (k)  Stock-Based Compensation:

          Financial Accounting Standards Board Statement No. 123 "Accounting For Stock Based Compensation" ("SFAS 123") requires the Company to either record compensation expense or to provide additional disclosure with respect to stock awards and stock option grants made after December 31, 1994. The accompanying notes to financial statements include the disclosures required by SFAS No. 123.

NOTE 3 -  NOTES RECEIVABLE:

          At December 31, 1999, the Company was owed $1,485 from a vendor who is a co-packer of the Company's products. The vendor had agreed to pay back the loan by providing services equal to $1,500 a month for 12 months beginning June 1, 1998. At June 30, 2000 the loan was fully collected.

                       ICY SPLASH FOOD AND BEVERAGE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                    UNAUDITED
                                  JUNE 30, 2000


NOTE 3 -  NOTES RECEIVABLE (Continued):

          At December 31, 1998, the Company was owed $25,544 by a customer (distributor) for the Company's products. The customer had agreed to pay at least $1,000 a month beginning August 15, 1998, with no interest if the entire balance was paid by June 1999 and 1.1% interest per month on the unpaid balance thereafter. At December 31, 1998, the customer had paid approximately four of five payments due and a collection allowance of $6,500 was recorded. During 1999, only $1,200 was paid by the customer and the note was deemed uncollectible by Management and accordingly reserved 100% as a bad debt.

NOTE 4 -  NOTE PAYABLE:

          On June 25, 1999, the Company received a bank loan aggregating $65,000 with an annual interest rate of 4.5%, payable on December 22, 1999, which was subsequently renewed and is now due on June 22, 2001. The bank loan is secured by certificates of deposit belonging to two major shareholders. Proceeds from the note were used to repay a prior $65,000 loan due on June 30, 1999.

NOTE 5 -  INCOME TAXES:

          The components of the provision for income taxes are as follows:

                                          Six months ended    Six months ended
                                               June 30,           June 30,
                                                 2000              1999
                                              ---------          ---------
          Current:
             Federal                          $    --            $    --
             State                                  340                680
                                              ---------          ---------
                                                    340                680
                                              ---------          ---------
          Deferred:
             Federal                               --                 --
             State                                 --                 --
                                              ---------          ---------
          Provision for income taxes          $     340          $     680
                                              =========          =========

          The tax effects of temporary differences that give rise to deferred tax assets are presented below:

                                                                   June 30, 2000
                                                                   -------------

               Net operating losses                                   $  13,000
               Valuation allowances                                      (7,000)
                                                                      ---------
                                                                      $   6,000

                       ICY SPLASH FOOD AND BEVERAGE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                    UNAUDITED
                                  JUNE 30, 2000


NOTE 5 -  INCOME TAXES:

          A reconciliation of the difference between the expected tax rate using the statutory federal tax rate and the Company's effective tax rate is as follows:

                                                     June 30,   December 31,
                                                       2000        1999

          U.S. Federal income tax statutory rate         --        (15.0)%
          State income tax, net of
             federal income tax benefit                (1.1)       (25.8)
                                                       -----       ------
          Effective tax rate                           (1.1)%      (40.8)%
                                                       =====       ======

NOTE 6 -  RELATED PARTY TRANSACTIONS:

     (a) During December 1998, the Company initiated sales of product to a distributor. Certain members of management of the company personally agreed to provide financing and organizational support to the distributor although they own no equity in it. In exchange for the financial support, the distributor agreed to provide experience, sales representatives, contacts and a full-service operating distribution business including a warehouse for, but not limited to, the Company's product. The shareholders have not received any form of compensation or other benefits for their loans and managerial assistance. Management believes that all transactions between the Company and the distributor are at arm's length. For the six months ended June 30, 2000, approximate sales to the distributor and accounts receivable were $92,080 and $20,581, respectively. For six months ended June 30, 1999, approximate sales to the distributor and accounts receivable were $198,320 and $48,602, respectively. At June 30, 2000, financing provided to this distributor by members of management aggregated approximately $160,000.

     (b) During September 1999, the Company initiated sales of product to a distributor which is owned by one of the Company's shareholders. For the six months ended June 30, 2000, approximate sales to the distributor and accounts receivable were $47,775 and $9,374, respectively For the year ended December 31, 1999 approximate sales and promotion expense passthroughs were $19,700 and $2,400, respectively. Accounts receivable at December 31, 1999 were approximately $21,000.

     (c) During the Company's 1998 private placement (See Note 7) certain immediate family members of one officer and one director of the Company, purchased 300 units and 600 units for $1,500 and $3,000, respectively. The amount paid in each transaction was the full offering price of $5.00 per unit.

NOTE 7 -  STOCKHOLDERS' EQUITY:

          Recapitalization:

          On February 13, 1997, the stockholders and directors of the Company adopted resolutions to amend the Certificate of Incorporation to change the capitalization of the Company from 200 shares no par value to 50,000,000 shares at $.001 par value and to restate the number of issued and outstanding shares to 6,100,000 shares. Of these shares 5,940,000 were issued to two individuals in forgiveness of loans extended to the Company aggregating $210,000. The Company also issued 160,000 shares to three directors for services rendered at the same per share value as the forgiveness of loans.

                       ICY SPLASH FOOD AND BEVERAGE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                    UNAUDITED
                                  JUNE 30, 2000


NOTE 7 -  STOCKHOLDERS' EQUITY (continued):

          Private Placement Offering:

          During 1998, the Company commenced selling common stock through a private placement memorandum. The offering was for the sale of 10,000 units at an offering price of $5.00 per unit, of which, each unit consists of 50 shares of common stock and 95 redeemable common stock purchase warrants. The common stock and warrants may be separately transferred at any time after issuance, subject to restrictions contained in the private placement memorandum. Each warrant entitles the holder to purchase one share of the Company's common stock for $1. The exercise price of the warrants and the number of shares issuable upon exercise of the warrants are also subject to adjustment to protect against dilution. The Company may also redeem the warrants at a price of $.01 per warrant upon the occurrence of certain market conditions. Unless extended by the Company, the warrants will expire on January 20, 2002. As of December 31, 1998, all 10,000 units had been sold. Costs in excess of proceeds received aggregating $28,813 were reflected as a reduction of shareholders' equity at December 31, 1998.

          The common stock and warrants included in the units have not been registered, and are not required to be, under the Securities Act of 1933 ("the Act"). These securities have been offered in the absence of any registration under the Act through the Company's intended compliance with Rule 504 under Regulation D promulgated under the Act. Pursuant to Rule 504, the shares are freely transferable subject to various state securities laws.

          Subsequent Event:

          On January 7, 2000, the Company filed a Form SB-2 registration statement with the Securities and Exchange Commission to register the 950,000 shares of common stock issuable upon the exercise of the Common Stock Purchase Warrants. A comment letter was received from the Securities and Exchange Commission during February 2000 and responded to subsequent to the completion of the Company's Form 10-KSB. Subsequent comment letters were received in July and August 2000. Responses have been made to both letters.

NOTE 8 -  ECONOMIC DEPENDENCY:

          For the six months ended June 30, 2000 sales to three customers each exceeded 10% of the Company's total sales. The approximate sales to these customers were $92,080, $82,625 and $47,775, respectively. The corresponding accounts receivable from these customers were $20,581, $25,641 and $9,374, respectively.

          For the six months ended June 30, 1999 sales to two customers each exceeded 10% of the Company's total sales. The approximate sales to these customers were $198,320 and $89,299, respectively. The corresponding accounts receivable from these customers were $48,602 and $47,718, respectively.

                       ICY SPLASH FOOD AND BEVERAGE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                    UNAUDITED
                                  JUNE 30, 2000


NOTE 9 -  COMMITMENTS AND CONTINGENCIES:

          Litigation:

          The Company is a plaintiff in a lawsuit with a predecessor company, "Icy Splash, Inc.," and a former shareholder of Icy Splash, Inc. This case is presently pending in the Supreme Court, Kings County. The Company has secured a preliminary injunction against the defendants enjoining them from misappropriating the Company's intellectual property rights, including the use of the trademark "Icy Splash". The defendants initially filed a notice of appeal relating to the injunction, however, their time to perfect the appeal has expired. The case to convert the preliminary injunction to a permanent injunction is proceeding on the merits. Depositions have been conducted and a notice of trial will be filed on or before May 1, 2000. Management believes this suit will be resolved in favor of the Company.

          Consulting Agreement:

          On March 19, 1998, the Company entered into a consulting agreement with an individual to act as the Company's Chief Financial Officer. As part of the consideration for these services, the Company would issue 20,000 shares of common stock, at a value of $1,600. This value of 8(cent) per share was determined based upon the estimated value placed on each share of the Company's stock, that was sold within each $5 unit (consisting of 50 shares of stock and 95 warrants) of the 10,000 units sold during 1998 through the private placement memorandum (see
          Note 7). To date, the shares of stock have not been issued, although the accompanying financial statements reflect an accrual for compensation expense in 1998.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
Icy Splash Food and Beverage, Inc.
Whitestone, New York

We have audited the balance sheets of Icy Splash Food and Beverage, Inc. as of December 31, 1999 and 1998, and the related statements of income, changes in shareholders' equity and cash flows for the two years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, financial statements referred to above present fairly, in all material respects, the financial position of Icy Splash Food and Beverage, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the two years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.


                                                 /s/ LAZAR LEVINE & FELIX LLP
                                                 ----------------------------
                                                 LAZAR LEVINE & FELIX LLP

New York, New York
March 23, 2000

                       ICY SPLASH FOOD AND BEVERAGE, INC.
                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1999 AND 1998


                                   - ASSETS -

                                                                                 1999           1998
                                                                              ---------      ---------
CURRENT ASSETS:
     Cash                                                                     $   3,802      $  20,314
     Accounts receivable, net of allowance for doubtful accounts of
        $2,000 and $4,163 for 1999 and 1998, respectively (Notes 6 and 8)        96,529         69,833
     Notes receivable (Note 3)                                                    1,485         34,610
     Inventory (Note 2d)                                                        129,147         60,881
     Prepaid expenses                                                              --            3,000
     Deferred taxes (Note 5)                                                      6,000           --
                                                                              ---------      ---------
TOTAL CURRENT ASSETS                                                            236,963        188,638
                                                                              ---------      ---------
FIXED ASSETS (Note 2c):
     Warehouse equipment                                                          5,000          5,000
     Office equipment                                                            12,279          9,394
                                                                              ---------      ---------
                                                                                 17,279         14,394
     Less: accumulated depreciation                                               8,033          4,673
                                                                              ---------      ---------
                                                                                  9,246          9,721
                                                                              ---------      ---------

                                                                              $ 246,209      $ 198,359
                                                                              =========      =========

                    - LIABILITIES AND SHAREHOLDERS' EQUITY -

CURRENT LIABILITIES:
     Notes payable (Note 4)                                                   $  65,000      $  65,000
     Accounts payable                                                            78,157         53,900
     Accrued expenses and other current liabilities                              21,279         15,537
     Shareholders' loans                                                            850           --
     Income taxes payable (Notes 2e and 5)                                          680            454
                                                                              ---------      ---------
TOTAL CURRENT LIABILITIES                                                       165,966        134,891
                                                                              ---------      ---------
COMMITMENTS AND CONTINGENCIES (Notes 6,8 and 9)


SHAREHOLDERS' EQUITY (Note 7):
     Preferred stock, $.001 par value, 1,000,000 shares authorized,
       zero shares issued and outstanding for 1999 and 1998                        --             --
     Common stock, $.001 par value, 50,000,000 shares authorized,
       6,600,000 shares issued and outstanding for 1999 and 1998                  6,600          6,600
     Additional paid-in capital                                                 180,187        180,187
     Accumulated deficit                                                       (106,544)      (123,319)
                                                                              ---------      ---------
                                                                                 80,243         63,468
                                                                              ---------      ---------
                                                                              $ 246,209      $ 198,359
                                                                              =========      =========


   The accompanying notes are an integral part of these financial statements.

                       ICY SPLASH FOOD AND BEVERAGE, INC.
                              STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                          1999           1998
                                                       ---------      ---------

NET SALES (Notes 2i, 6 and 8)                          $ 600,086      $ 320,802
                                                       ---------      ---------

COST OF GOODS SOLD:
     Inventory - beginning of year                        60,881         35,316
     Purchases                                           475,704        212,187
                                                       ---------      ---------
                                                         536,585        247,503
     Inventory - end of year                             129,147         60,881
                                                       ---------      ---------

TOTAL COST OF GOODS SOLD                                 407,438        186,622
                                                       ---------      ---------

GROSS PROFIT                                             192,648        134,180
                                                       ---------      ---------

OPERATING EXPENSES (Note 6):
     Selling expenses                                     63,105         55,319
     General and administrative expenses                 113,484         50,981
                                                       ---------      ---------
                                                         176,589        106,300
                                                       ---------      ---------

INCOME FROM OPERATIONS                                    16,059         27,880

OTHER INCOME (EXPENSES):
     Interest expense                                     (4,378)        (2,535)
                                                       ---------      ---------

INCOME BEFORE TAXES                                       11,681         25,345

     Provision for income taxes (Note 2e and 5)           (5,094)           680
                                                       ---------      ---------

NET INCOME                                             $  16,775      $  24,665
                                                       =========      =========

EARNINGS PER SHARE (Note 2j):

     Basic                                             $    --        $    --
                                                       =========      =========
     Diluted                                           $    --        $    --
                                                       =========      =========


   The accompanying notes are an integral part of these financial statements.

                       ICY SPLASH FOOD AND BEVERAGE, INC.
                  STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998



                                                             Common Stock         Additional
                                                       -----------------------      Paid-in       Accumulated
                                                         Shares        Amount       Capital         Deficit        Total
                                                       -------------------------------------------------------------------
Balance, December 31, 1997                             6,100,000     $   6,100     $ 209,500      $(147,984)     $  67,616

Net costs from issuance of common stock
and warrants - private placement offering (Note 7)       500,000           500       (29,313)          --          (28,813)

Net income, December 31, 1998                               --            --            --           24,665         24,665
                                                       ---------     ---------     ---------      ---------      ---------

Balance, December 31, 1998                             6,600,000         6,600       180,187       (123,319)        63,468

Net income, December 31, 1999                               --            --            --           16,775         16,775
                                                       ---------     ---------     ---------      ---------      ---------

BALANCE, DECEMBER 31, 1999                             6,600,000     $   6,600     $ 180,187      ($106,544)     $  80,243
                                                       =========     =========     =========      =========      =========


   The accompanying notes are an integral part of these financial statements.

                       ICY SPLASH FOOD AND BEVERAGE, INC.
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS:
                                                                                           1999           1998
                                                                                        ---------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                                         $  16,775      $  24,665
     Adjustments to reconcile net income to net cash (used in) provided by operating activities:
          Depreciation                                                                      3,360          2,579
Provision for bad debts                                                                    15,786         16,570
     Changes in assets and liabilities:
          Increase In accounts receivable                                                 (24,638)       (45,822)
          Increase in inventories                                                         (68,266)       (25,565)
          Increase in prepaid expenses                                                      3,000           --
          Increase in deferred taxes                                                       (6,000)          --
          Increase in accounts payable                                                     24,257         47,557
          Increase (decrease) in accrued expenses and other current liabilities             5,967        (10,286)
                                                                                        ---------      ---------
               Net cash (used) provided by operating activities                           (29,759)         9,698
                                                                                        ---------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of fixed assets                                                              (2,885)        (3,449)
     Increase in note receivable                                                             --          (53,620)
     Repayments of note receivable                                                         15,282         38,054
                                                                                        ---------      ---------
               Net cash provided (used) by investing activities                            12,397        (19,015)
                                                                                        ---------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from short-term debt                                                         65,000        100,000
     Repayments of short-term debt                                                        (65,000)       (35,000)
     Net cost from issuance of common stock                                                  --          (28,813)
     Proceeds from shareholders loans                                                         850           --
     Repayments of shareholders loans                                                        --          (34,442)
     Deferred offering costs                                                                 --           27,886
                                                                                        ---------      ---------
               Net cash provided by financing activities                                      850         29,631
                                                                                        ---------      ---------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                      (16,512)        20,314

     Cash and cash equivalents, at beginning of year                                       20,314           --
                                                                                        ---------      ---------

CASH AND CASH EQUIVALENTS, AT END OF YEAR                                               $   3,802      $  20,314
                                                                                        =========      =========


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
     During the year ended December 31, 1998, the Company  transferred a customer's accounts receivable  balance to notes receivable in the amount of $25,544

     Cash during the period for:
          Income taxes paid                                                             $     680      $   1,527
                                                                                        =========      =========
          Interest paid                                                                 $   1,128      $     131
                                                                                        =========      =========

                       ICY SPLASH FOOD AND BEVERAGE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


NOTE 1 -  NATURE OF BUSINESS:

          Icy Splash Food and Beverage, Inc. (the "Company") is the producer and distributor of an all natural, fruit flavored, clear and colored, carbonated, refreshing soft drink. The product line is currently supplied in a variety of flavors to supermarkets, grocery stores and convenience stores in the tri-state area. The Company was incorporated in the State of New York on June 17, 1996.


NOTE 2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

          The Company's accounting policies are in accordance with generally accepted accounting principles. Outlined below are those policies considered particularly significant.

     (a)  Use of Estimates:

          In preparing financial statements in accordance with generally accepted accounting principles, management makes certain estimates and assumptions, where applicable, that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. While actual results could differ from these estimates, management does not expect such variances, if any, to have a material effect on the financial statements.

     (b)  Concentration of Credit Risk/Fair Value:

          Financial   instruments  that  potentially   subject  the  Company  to
          concentrations of credit risk consist principally of cash.

          The Company, from time-to-time, may maintain cash balances which exceed the federal depository insurance coverage limit. The Company performs periodic reviews of the relative credit rating of its bank to lower its risk.

          The carrying amounts of cash, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term nature of these items.

     (c)  Fixed Assets and Depreciation:

          Fixed assets are reflected at cost. Depreciation and amortization are provided on a straight-line basis over the following useful lives:

               Warehouse equipment           5 years
               Office equipment              5 years

          Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized.

                       ICY SPLASH FOOD AND BEVERAGE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


NOTE 2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

     (d)  Inventories:

          Inventories are stated at the lower of cost or market (first-in first-out method) and consist mainly of raw materials.

          Inventory consists of the following:


                                                            1999          1998
                                                          --------      --------

          Finished product                                $ 13,791      $   --
          Flavoring , bottles and packaging materials      115,356        60,881
                                                          --------      --------
                                                          $129,147      $ 60,881
                                                          ========      ========

     (e)  Income Taxes:

          The Company utilizes Financial Accounting Standard Board Statement No. 109, "Accounting for Income Taxes"("SFAS 109"), which requires the use of the asset and liability approach of providing for income taxes. SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

          The Company has a net operating loss carryforward as of its year end, December 31, 1999, of approximately $50,000 which may be applied against future taxable income, and which expires in the year 2012 (See
          Note 5).

     (f)  Statements of Cash Flows:

          For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     (g)  Comprehensive Income:

          In June 1997, the Financial Accounting Standards Board issued Statement No. 130 "Reporting Comprehensive Income"("SFAS 130"), which prescribes standards for reporting other comprehensive income and its components. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Since the Company currently does not have any items of other comprehensive income, a statement of comprehensive income is not yet required.

                       ICY SPLASH FOOD AND BEVERAGE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


NOTE 2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

     (h)  Advertising Costs:

          Advertising costs, which are included in selling expenses, are expensed as incurred. For the years ended December 31, 1999 and 1998 advertising costs, including promotion, aggregated $28,664 and $22,504, respectively.

     (i)  Revenue Recognition:

          The Company recognizes operating revenue at the point of passage of title, which is generally upon shipment of goods to customers.

     (j)  Earnings Per Share:

          The Company has adopted Financial Accounting Standards Board Statement No. 128 "Earnings Per Share" ("SFAS 128"), which has changed the method for calculating earnings per share. SFAS 128 requires the presentation of basic and diluted earnings per share on the face of the statement of operations. Earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding and for diluted earnings per share, also common equivalent shares outstanding.

          The following average shares were used for the computation of basic and diluted earnings per share:

          Year ended December 31,             1999               1998
                                            -------            -------
          Basic                            6,600,000          6,290,945
          Diluted                          7,550,000          6,653,741

     (k)  Stock-Based Compensation:

          Financial Accounting Standards Board Statement No. 123 "Accounting For Stock Based Compensation" ("SFAS 123") requires the Company to either record compensation expense or to provide additional disclosure with respect to stock awards and stock option grants made after December 31, 1994. The accompanying notes to financial statements include the disclosures required by SFAS No. 123.

NOTE 3 -  NOTES RECEIVABLE:

          At December 31, 1999 and 1998, the Company was owed $1,485 and $15,565, respectively, from a vendor who is a co-packer of the Company's products. The vendor had agreed to pay back the loan by providing services equal to $1,500 a month for 12 months beginning June 1, 1998. At December 31, 1999 the co-packer has provided such services and made payments. Management believes the remaining balance at December 31, 1999 is fully collectible.

                       ICY SPLASH FOOD AND BEVERAGE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


NOTE 3 -  NOTES RECEIVABLE (Continued):

          At December 31, 1998, the Company was owed $25,544 by a customer (distributor) for the Company's products. The customer had agreed to pay at least $1,000 a month beginning August 15, 1998, with no interest if the entire balance was paid by June 1999 and 1.1% interest per month on the unpaid balance thereafter. At December 31, 1998, the customer had paid approximately four of five payments due and a collection allowance of $6,500 was recorded. During 1999, only $1,200 was paid by the customer and the note was deemed uncollectible by Management and accordingly reserved 100% as a bad debt.

NOTE 4 -  NOTE PAYABLE:

          On June 25, 1999, the Company received a bank loan aggregating $65,000 with an annual interest rate of 4.5%, payable on December 22, 1999, which was subsequently renewed and is now due on June 22, 2000. The bank loan is secured by certificates of deposit belonging to two major shareholders. Proceeds from the note were used to repay a prior $65,000 loan due on June 30, 1999.

NOTE 5 -  INCOME TAXES:

          The components of the provision for income taxes are as follows:

                                                1999              1998
                                              --------          --------
          Current:
             Federal                          $   --            $   --
             State                                 906               680
                                              --------          --------
                                                   906               680
                                              --------          --------
          Deferred:
             Federal                            (2,000)             --
             State                              (4,000)             --
                                              --------          --------
                                                (6,000)             --
                                              --------          --------
          Provision for income taxes          $  5,094          $    680
                                              ========          ========

          The tax effects of temporary differences that give rise to deferred tax assets are presented below:

                                                1999              1998
                                              --------         ---------

          Net operating losses                $ 13,000          $ 25,000
          Valuation allowances                  (7,000)          (25,000)
                                              --------         ---------
                                              $  6,000         $    --
                                              ========         =========

                       ICY SPLASH FOOD AND BEVERAGE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


NOTE 5 -  INCOME TAXES:

          A reconciliation of the difference between the expected tax rate using the statutory federal tax rate and the Company's effective tax rate is as follows:

          Years Ended December 31                                1999      1998
          -----------------------                                ----      ----

          U.S. Federal income tax statutory rate                (15.0)%      --
          State income tax, net of federal income tax benefit   (25.8)      2.7%
                                                                -----      ----
          Effective tax rate                                    (40.8)%     2.7%
                                                                =====      ====

NOTE 6 -  RELATED PARTY TRANSACTIONS:

     (a) During December 1998, the Company initiated sales of product to a distributor. Certain members of management of the company personally agreed to provide financing and organizational support to the distributor, although they own no equity in it. In exchange for the financial support, the distributor agreed to provide experience, sales representatives, contacts and a full-service operating distribution business including a warehouse for, but not limited to, the Company's product. The shareholders have not received any form of compensation or other benefits for their loans and managerial assistance. Management believes that all transactions between the Company and the distributor are at arm's length. For the year ended December 31, 1999, approximate sales to the distributor and accounts receivable were $308,700 and $61,100, respectively. For the year ended December 31, 1998, approximate sales to the distributor and accounts receivable were $43,500 and $40,600, respectively. At December 31, 1999, financing provided to this distributor by members of management aggregated approximately $160,000.

     (b) During September 1999, the Company initiated sales of product to a distributor which is owned by one of the Company's shareholders. For the year ended December 31, 1999 approximate sales and promotion expense passthroughs were $19,700 and $2,400, respectively. Accounts receivable at December 31, 1999 of approximately $21,000 was paid in January 2000.

     (c) During the Company's 1998 private placement (See Note 7) certain immediate family members of one officer and one director of the Company purchased 300 units and 600 units for $1,500 and $3,000, respectively. The amount paid in each transaction was the full offering price of $5.00 per unit.

NOTE 7 -  STOCKHOLDERS' EQUITY:

          Recapitalization:


          On February 13, 1997, the stockholders and directors of the Company adopted resolutions to amend the Certificate of Incorporation to change the capitalization of the Company from 200 shares no par value to 50,000,000 shares at $.001 par value and to restate the number of issued and outstanding shares to 6,100,000 shares. Of these shares 5,940,000 were issued to two individuals in forgiveness of loans extended to the Company aggregating $210,000. The Company also issued 160,000 shares to three directors for services rendered at the same per share value as the forgiveness of loans.


          Private Placement Offering:

          During 1998, the Company commenced selling common stock through a private placement memorandum. The offering was for the sale of 10,000 units at an offering price of $5.00 per unit, of which, each unit consists of 50 shares of common stock and 95 redeemable common stock purchase warrants. The common stock and warrants may be separately transferred at any time after issuance, subject to restrictions contained in the private placement memorandum. Each warrant entitles the holder to purchase one share of the Company's common stock for $1. The exercise price of the warrants and the number of shares issuable upon exercise of the warrants are also subject to adjustment to protect against dilution. The Company may also redeem the warrants at a price of $.01 per warrant upon the occurrence of certain market conditions. Unless extended by the Company, the warrants will expire on January 20, 2002. As of December 31, 1998, all 10,000 units had been sold. Costs in excess of proceeds received aggregating $28,813 were reflected as a reduction of shareholders' equity at December 31, 1998.

                       ICY SPLASH FOOD AND BEVERAGE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


NOTE 7 -  STOCKHOLDERS' EQUITY (continued):

          Private Placement Offering (continued):

          The common stock and warrants included in the units have not been registered, and are not required to be, under the Securities Act of 1933 ("the Act"). These securities have been offered in the absence of any registration under the Act through the Company's intended compliance with Rule 504 under Regulation D promulgated under the Act. Pursuant to Rule 504, the shares are freely transferable subject to various state securities laws.

          Subsequent Event:

          On January 7, 2000, the Company filed a Form SB-2 registration statement with the Securities and Exchange Commission to register the 950,000 shares of common stock issuable upon the exercise of the Common Stock Purchase Warrants. A comment letter was received from the Securities and Exchange Commission during February 2000. A response to the comment letter has been prepared and will be submitted subsequent to the completion of the Company's Form 10-KSB.

NOTE 8 -  ECONOMIC DEPENDENCY:

          For the year ended December 31, 1999 sales to two customers each exceeded 10% of the Company's total sales. The approximate sales to these customers were $308,700 and $152,000, respectively. The corresponding accounts receivable from these customers were $61,100 and $15,700, respectively.

          For the year ended December 31, 1998 sales to three customers each exceeded 10% of the Company's total sales. The approximate sales to these customers were $43,500, $157,300 and $53,600, respectively. The corresponding accounts receivable from these customers were $40,600, $32,200 and $0, respectively.

NOTE 9 -  COMMITMENTS AND CONTINGENCIES:

          Litigation:

          The Company is a plaintiff in a lawsuit with a predecessor company, "Icy Splash, Inc.," and a former shareholder of Icy Splash, Inc. This case is presently pending in the Supreme Court, Kings County. The Company has secured a preliminary injunction against the defendants enjoining them from misappropriating the Company's intellectual property rights, including the use of the trademark "Icy Splash". The defendants initially filed a notice of appeal relating to the injunction, however, their time to perfect the appeal has expired. The case to convert the preliminary injunction to a permanent injunction is proceeding on the merits. Depositions have been conducted and a notice of trial will be filed on or before May 1, 2000. Management believes this suit will be resolved in favor of the Company.

                       ICY SPLASH FOOD AND BEVERAGE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


NOTE 9 -  COMMITMENTS AND CONTINGENCIES (continued):

          Consulting Agreement:

          On March 19, 1998, the Company entered into a consulting agreement with an individual to act as the Company's Chief Financial Officer. As part of the consideration for these services, the Company would issue 20,000 shares of common stock, at a value of $1,600. The value of 8(cent) per share was determined based upon the estimated value placed on each share of the Company's stock that was sold within each $5 unit (consisting of 50 shares of stock and 95 warrants) of the 10,000 units sold during 1998 through the private placement memorandum (see Note
          7). To date, the shares of stock have not been issued, although the accompanying financial statements reflect an accrual for compensation expense in 1998.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or to buy only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                             -----------------------

                                TABLE OF CONTENTS
                                                                        Page
Prospectus Summary....................................................    1
Risk Factors..........................................................    4
Use of Proceeds.......................................................    9
Dividend Policy.......................................................    9
Capitalization........................................................   10
Selected Financial Data...............................................   11
Management's Discussion and Analysis of
            Financial Condition and Results of
            Operations................................................   12
Business..............................................................   16
Management ...........................................................   21
Certain Transactions .................................................   23
Selling Security Holders..............................................   24
Stock Ownership of Management and
            Principal Stockholders....................................   26
Description of Securities.............................................   27
Market for Common Equity and Related
            Stockholder Matters ......................................   30
Shares Eligible for Future Sale.......................................   30
Legal Matters.........................................................   31
Experts...............................................................   31
Available Information.................................................   31
Index to Financial Statements.........................................   32



                                 950,000 Shares

                                  Common Stock



                                ICY SPLASH FOOD &
                                 BEVERAGE, INC.




                                -----------------

                                   PROSPECTUS

                                -----------------






                              DATED _________, 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13. Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except for the registration fee:


     Registration fee                                          $   250.80
     Legal fees and expenses                                   $50,000
     Accounting fees and expenses                              $18,500
     Blue Sky fees and expenses                                $ 4,500
     Transfer agent and registrar fees
          and expenses                                         $ 2,400
     Printing and engraving expenses                           $   500
     Miscellaneous                                             $ 2,500
          Total                                                $78,650.80

Item 14. Indemnification of Directors and Officers


     Our Certificate of Incorporation contains certain provisions permitted under the New York Business Corporation Law (the "B.C.L.") relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Our Certificate of Incorporation also contains provisions obligating the Company to indemnify its directors and officers to the fullest extent permitted by the B.C.L.

     Such indemnification provisions are intended to increase the protection provided to directors and, thus, increase our ability to attract and retain qualified persons to serve as directors. Because directors liability insurance is only available at considerable cost and with low dollar limits of coverage and broad policy exclusions, we do not currently maintain a liability insurance policy for the benefit of our directors, although we may attempt to acquire such insurance in the future. We believe that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors and the general unavailability of directors liability insurance to provide protection against the increased risk of personal liability resulting from such lawsuits have combined to result in a growing reluctance on the part of capable persons to serve as members of boards of directors of companies, particularly of companies which intend to become public companies. We also believe that the increased risk of personal liability without adequate insurance or other indemnity protection for our directors could result in overcautious and less effective direction and management of Icy Splash. Although no directors have resigned or have threatened to resign as a result of our failure to provide insurance or other indemnity protection from liability, it is uncertain whether our directors would continue to serve in such capacities if improved protection from liability were not provided.

     The provisions affecting personal liability do not abrogate a director's fiduciary duty to Icy Splash and its shareholders, but eliminates personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty (which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the Company and those of the director) or for violations of the federal securities laws. The provisions also limit or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control of the Company.

     The provisions regarding indemnification provide, in essence, that we will indemnify our directors against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of Icy Splash, including actions brought by or on behalf of the Company (shareholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, or for the receipt of illegal remuneration. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance. One purpose of the provisions is to supplement the coverage provided by such insurance. However, as mentioned above, we do not currently provide such insurance to our directors, and there is no guarantee that we will provide such insurance to our directors in the near future, although we may attempt to obtain such insurance.

     These provisions diminish the potential rights of action which might otherwise be available to shareholders by limiting the liability of officers and directors to the maximum extent allowable under New York law and by affording indemnification against most damages and settlement amounts paid by a director of the Company in connection with any shareholder derivative action. However, the provisions do not have the effect of limiting the right of a shareholder to enjoin a director from taking actions in breach of his fiduciary duty, or to cause the Company to rescind actions already taken, although as a practical matter courts may be unwilling to grant such equitable remedies in circumstances in which such actions have already been taken. Also, because we do not presently have directors liability insurance and because there is no assurance that we will retain such insurance or that if such insurance is procured it will provide coverage to the extent directors would be indemnified under the provision, we may be forced to bear a portion or all of the cost of the director's claims for indemnification under such provisions. If we are forced to bear the cost for indemnification, the value of our stock may be adversely affected.

     Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of Icy Splash pursuant to the foregoing provisions, or otherwise, Icy Splash has been advised that such indemnification, in the opinion of the Commission, is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     We believe that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

Item 15. Recent Sales of Unregistered Securities

     During 1997, the Company issued 6,100,000 shares of common stock as follows: Joseph Aslan, 2,970,000; Shlomo Aslan, 2,970,000; Sy Aslan, 100,000; Frederick Mandelson, 30,000; and Felix Henckel, 30,000. The shares of common stock owned by Joseph and Shlomo Aslan were issued in forgiveness of loans extended to the Company in 1997 by such individuals in the amount of $210,000. The shares owned by Sy Aslan were issued in consideration for services rendered as a director of the Company, such services having nominal value. The shares owned by Frederick Mandelson and Felix Henckel were issued in consideration for services rendered as former directors of the Company, such services having nominal value.

     During the period from March 1998 to October 1998, we issued an aggregate of 10,000 private placement units pursuant to Rule 504 under Regulation D of the Securities Act. All 10,000 units were sold to a total of thirty investors. The aggregate gross consideration received from the sale of the units was $50,000 cash. However, the Company incurred costs of $28,813 in excess of proceeds received.

     Each unit consists of 50 shares of common stock at $5.00 per unit, and 95 redeemable Common Stock Purchase Warrants. Each Warrant entitles the registered holder to purchase one share of the Company's common stock for $1.00. See "Description of Securities - Private Placement Units."

     All 10,000 private placement units were sold to a total of thirty investors as follows:

                                Date of                Number of Units
Purchaser                       Purchase               Purchased
---------                       --------               ---------

Arvin Scott                     4/4/98                  400
Steven Michaels                 4/16/98                 400
Meshulam Elmaliach              3/24/98                 100
Tova Sadka                      3/25/98                 300
Gatznyo Moshe                   4/3/98                  400
Emile Ohayon                    3/24/98                 200
George Tsatsos                  4/4/98                  400
Yehuda Tzur                     4/9/98                  400
Debra Millman                   5/6/98                  300
Bianka Dalal                    5/7/98                  300
Victoria Tokarz                 7/30/98                 600
Robert and Karen Eaves          9/3/98                1,000
Dennis Olden                    9/10/98                 300
Edward Roach and
   Elizabeth Cronin             9/14/98                 500
Elaine O'Neil                   9/14/98                 250
John J. O'Neil                  9/14/98                 250
John A. O'Neil                  9/14/98                 500
Donna O'Neil                    9/14/98                 500
George Gerson                   9/15/98                 500
Deborah Kline                   9/17/98                 400
Arthur Krepps, III              9/18/98                 500
Krista Killius                 10/2/98                  100
James Killius                  10/2/98                  100
Gina Russo                     10/8/98                  100
W. Gordon and
   Sharon Freeman              10/8/98                  100
Huon Consulting, Inc.          10/8/98                  500
Quinn Truckenbrod              10/3/98                  100
Mia Truckenbrod                10/3/98                  100
Diane Leon Pekarek             10/9/98                  200
Bruce Pekarek                  10/9/98                  200


     During the Private Placement, certain immediate family members of two directors of the Company purchased 300 units and 600 units for $1,500 and $3,000, respectively. The amount paid in each transaction was the full offering price of $5.00 per unit. See "Selling Security Holders."


Item 16. Exhibits and Financial Statement Schedules

Number       Description
------       -----------

3.1          Certificate of Incorporation(1)

3.2          Certificate of Amendment of Certificate of Incorporation(2)

3.3          By-laws(3)

4.1          Specimen Common Stock Certificate of Icy Splash

4.2          Specimen Common Stock Purchase Warrant Certificate of Icy
             Splash

5.1 Legal Opinion of Beckman, Millman & Sanders, LLP regarding the legality of the securities being issued

10.1 Revised Financial Consulting Agreement between Icy Splash and The Southern Companies, dated April 27, 1999(4)

10.2 Consulting Agreement between Icy Splash and Charles Tokarz, dated March 19, 1998(5)

10.3         Contract of Sale for 494-504 Wortman Avenue, Brooklyn,
             N.Y.(6)

21.1         List of Subsidiaries (the Company has no subsidiaries)

23.1         Consent of Lazar Levine & Felix, LLP



27.1 Financial Data Schedule for the six month period ended June 30, 2000.


27.2         Financial Data Schedule for the year ended December 31, 1999.


----------

(1) Such document is hereby incorporated herein by reference to Exhibit 3.1 of the Company's registration statement on Form 10-SB dated May 21, 1999.

(2) Such document is hereby incorporated herein by reference to Exhibit 3.2 of the Company's registration statement on Form 10-SB dated May 21, 1999.

(3) Such document is hereby incorporated herein by reference to Exhibit 3.3 of the Company's registration statement on Form 10-SB dated May 21, 1999.

(4) Such document is hereby incorporated herein by reference to Exhibit 10.1 of the Company's registration statement on Form 10-SB dated May 21, 1999.

(5) Such document is hereby incorporated herein by reference to Exhibit 10.2 of the Company's registration statement on Form 10-SB dated May 21, 1999.

(6) Such document is hereby incorporated herein by reference to Exhibit 10.3 of the Company's registration statement on Form 10-SB dated May 21, 1999.


Item 17. Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that it will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

               (iii) include any additional or changed material information on the plan of distribution;

          (2) For determining any liability under the Securities Act, treat information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective; and

          (3) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement; and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, therunto duly authorized, in the City of New York, State of New York, on September 12, 2000.


                                            ICY SPLASH FOOD & BEVERAGE, INC.

                                            By:  /s/ Joseph Aslan
                                                --------------------
                                                Joseph Aslan,
                                                President


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement on Form SB-2 has been signed by the following persons in the capacities and on the dates indicated:

Signature                       Title                           Date
---------                       -----                           ----


 /s/ Joseph Aslan               President and Director       September 12, 2000
------------------------
Joseph Aslan


/s/ Shlomo Aslan                Vice President, Secretary    September 12, 2000
------------------------        and Director
Shlomo Aslan


/s/ Charles Tokarz              Chief Financial Officer,     September 12, 2000
------------------------        Treasurer and Director
Charles Tokarz


/s/ Sy Alsan                    Director                     September 12, 2000
------------------------
Sy Alsan